Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
Among
ARCHSTONE-SMITH TRUST,
ARCHSTONE-SMITH OPERATING TRUST,
RIVER HOLDING, LP,
RIVER ACQUISITION (MD), LP
and
RIVER TRUST ACQUISITION (MD), LLC
Dated as of May 28, 2007

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-iii-

EXHIBITS

Exhibit A	Terms of Series O Preferred Units

Exhibit B	Terms of Series P Preferred Units

Exhibit C	Terms of Series Q Preferred Units

Exhibit D	Knowledge of Parent

Exhibit E	Knowledge of the Company Parties

Exhibit F	Form of Articles Supplementary for Surviving Entity Preferred Shares

Exhibit G	Form of Tax Opinion of Mayer, Brown, Rowe & Maw LLP

-iv-

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2007 (this “Agreement”), is made and entered into by and among Archstone-Smith Trust, a real estate investment trust formed under the Laws of the State of Maryland (the “Company”), Archstone-Smith Operating Trust, a real estate investment trust formed under the Laws of the State of Maryland (the “Operating Trust” and, together with the Company, the “Company Parties”), River Holding, LP, a Delaware limited partnership (“Parent”), River Acquisition (MD), LP, a Maryland limited partnership and wholly owned subsidiary of Parent (“MergerCo”), and River Trust Acquisition (MD), LLC, a Maryland limited liability company (“Operating Trust MergerSub” and, together with Parent and MergerCo, the “Buyer Parties”).
          WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);
          WHEREAS, the parties wish to also effect a business combination through a merger of Operating Trust MergerSub with and into the Operating Trust (the “Operating Trust Merger” and together with the Company Merger, the “Mergers”) and the Declaration of Trust Amendments on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law;
          WHEREAS, the Board of Trustees of the Company (the “Company Board”) has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein, (ii) directed that the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company Shareholders, and (iii) recommended the approval of the Company Merger and the other transactions contemplated hereby by the Company Common Shareholders;
          WHEREAS, the Company Board, on behalf of the Company as the sole trustee of the Operating Trust (the “Sole Trustee”), has (i) approved this Agreement, the Operating Trust Merger, the Declaration of Trust Amendments and the other transactions contemplated by this Agreement and declared that the Mergers, the Declaration of Trust Amendments and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein, (ii) directed that the Mergers, the Declaration of Trust Amendments and the other transactions contemplated hereby be submitted for consideration by the Operating Trust Unitholders, and (iii) recommended the approval of the Mergers, the Declaration of Trust Amendments and the other transactions contemplated hereby by the Operating Trust Common Unitholders;
          WHEREAS, the general partner of MergerCo has approved this Agreement and the Company Merger and declared that the Company Merger is advisable and in the best interests of MergerCo and its members on the terms and subject to the conditions set forth herein;
          WHEREAS, Parent has approved this Agreement and the Operating Trust Merger and deemed it advisable and in the best interests of the Operating Trust MergerSub and its members to enter into this Agreement and to consummate the Operating Trust Merger on the terms and subject to the conditions set forth herein;
          WHEREAS, the parties intend that for federal and applicable state income tax purposes (i) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the Company Common Share Merger Consideration, the Company Series I Preferred Share Merger Consideration, the Company Option Merger Consideration, the RSU/DEU/Phantom Merger Consideration, the Company Performance Unit Merger Consideration and the Company SAR Merger Consideration provided for herein to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s other liabilities (including the Company’s share of the Operating Trust liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and (ii) the Operating Trust Merger shall (x) in the case of each holder of Operating Trust Class A-1 Common Units that receives the Operating Trust Cash Consideration in the Operating Trust Merger, be treated as a taxable purchase of Operating Trust Class A-1 Common Units directly by MergerCo and (y) in the case of each holder of Operating Trust Class A-1 Common Units that receives the Operating Trust Class A Preferred Unit Consideration in the Operating Trust Merger as a result of the conversion of Operating Trust Class A-1 Common Units into such Operating Trust Class A Preferred Unit Consideration, not be treated as a realization or recognition event to such holder; and
          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company, the Operating Trust, any U.S. Subsidiary or any Foreign Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company, the U.S. Subsidiaries, or the Foreign Subsidiaries representing 20% or more of the consolidated assets of the Company, the U.S. Subsidiaries and the Foreign Subsidiaries, taken as a whole, (c) issue, sale or other disposition by the Company, any U.S. Subsidiary, or any Foreign Subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or 20% or more of the Operating Trust Common Units, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Common Shares or outstanding Operating Trust Common Units, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Operating Trust, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more U.S. Subsidiaries or Foreign Subsidiaries or among U.S. Subsidiaries and/or Foreign Subsidiaries.
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.
          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
          “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.
          “Company Articles” means the Articles of Restatement of Archstone-Smith Trust, dated May 19, 2006, including Annex I thereto.
          “Company Bylaws” means the Restated Bylaws of Archstone-Smith Trust adopted on May 31, 2001.
          “Company Common Shareholders” means holders of the Company Common Shares.

          “Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations or financial condition of the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities, in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the U.S. Subsidiaries, the Foreign Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of shares of beneficial interest, capital stock, units or other equity interests in the Company, the U.S. Subsidiaries, the Foreign Subsidiaries or the JV Entities, arising out of or relating to the Mergers or any of the other transactions contemplated by this Agreement, or (h) any action taken or result of a failure to take an action by the Company, the U.S. Subsidiaries, the Foreign Subsidiaries or the JV Entities at the request or with the consent of any of the Buyer Parties; provided, however, that with respect to references to Company Material Adverse Effect in the representations set forth in Section 4.05, the exceptions set forth in clauses (d) and (g) will not apply. The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Company Material Adverse Effect.
          “Company Preferred Shareholders” means holders of the Company Series I Preferred Shares.

          “Company Shareholders” means Company Common Shareholders and Company Preferred Shareholders.
          “Company Shares” means Company Common Shares and Company Series I Preferred Shares.
          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Convertible Notes” means the 4.00% Exchangeable Senior Notes Due 2036 issued by the Operating Trust pursuant to the Indenture, dated as of February 1, 1994, by and between Property Trust of America (as the Operating Trust was formerly known) and Morgan Guaranty Trust Company of New York, as supplemented by that certain (a) First Supplemental Indenture, dated as of February 2, 1994, by and among Property Trust of America, Morgan Guaranty Trust Company of New York, as resigning trustee, and State Street Bank and Trust Company, as successor trustee, (b) Second Supplemental Indenture, dated as of August 2, 2004, by and between the Operating Trust and U.S. Bank Association (as successor in interest to State Street Bank and Trust Company), and (c) Third Supplemental Indenture, dated as of July 14, 2006, by and between the Operating Trust and U.S. Bank Association (as successor in interest to State Street Bank and Trust Company).
          “Declaration of Trust Amendments” means the amendments to the Operating Trust Articles to give effect to the provisions of this Agreement and such other provisions which are not inconsistent with this Agreement as determined by Parent in its sole discretion.
          “Deferred Compensation Plan” means Archstone-Smith Trust Deferred Compensation Plan, effective as of November 1, 2002, as amended and restated from time to time.
          “Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure.
          “Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (c) pollution or protection of the environment, health, safety or natural resources.

          “Foreign Governmental Entity” means any non-United States governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.
          “Hazardous Substances” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) polychlorinated biphenyls, asbestos, asbestos containing materials, toxic molds, urea formaldehyde insulation and radon; and (d) any other contaminant, substance, material or waste regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any (i) interest rate swaps, interest rate caps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.
          “Indebtedness” means, without duplication, (a) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (b) reimbursement obligations under any letters of credit or similar instruments, (c) capitalized lease obligations, (d) obligations under any Hedging Agreement (valued at the termination value thereof), and (e) guarantees of any Indebtedness of the foregoing of any other person; provided that, for clarification, Indebtedness shall not include “trade debt.”
          “Intellectual Property” means all United States, foreign and international intellectual property, including all (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof,

(c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
          “knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit D.
          “knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit E.
          “Law” means any national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, option, right of first refusal or offer, security interest or encumbrance of any kind in respect to such asset.
          “Long Term Incentive Plan” means the Archstone-Smith Trust 2001 Long-Term Incentive Plan and all amendments.
          “MGCL” means the Maryland General Corporation Law, as amended.
          “Operating Trust Articles” means the Articles of Restatement of Archstone-Smith Operating Trust dated May 19, 2006, including Annex A thereto.
          “Operating Trust Bylaws” means the Bylaws of Archstone-Smith Operating Trust adopted on October 26, 2001.
          “Operating Trust Common Unitholders” means the holders of the Operating Trust Common Units.
          “Operating Trust Unitholders” means the holders of the Operating Trust Common Units, Operating Trust Series M Preferred Unit and Operating Trust Series N Preferred Units.
          “Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder, Parent, MergerCo, or Operating Trust MergerSub from performing their material obligations hereunder or consummating the Mergers or any of the other transactions contemplated by this Agreement.
          “Permitted Liens” means (a) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (b) inchoate mechanics’ and materialmen’s Liens for construction in progress; (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, any U.S. Subsidiary or any Foreign Subsidiary; (d) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority or Foreign Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (e) with respect to real property, any tenant leases, any title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), any other Lien that does not interfere materially with the current or proposed use of such property (assuming its use in the manner in which it is currently used or proposed to be used) or materially adversely affect the value or marketability of such property; (f) Liens imposed or promulgated by law or any Governmental Authority or Foreign Governmental Entity or included in any Company, U.S. Subsidiary or Foreign Subsidiary space lease with respect to real property, including easements, rights of way, rights of use and zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property or Foreign Property; (g) other Liens being contested in the ordinary course of business in good faith, provided an appropriate reserve has been established therefore on the Company’s balance sheet for the year ended December 31, 2006; and (h) with respect to any real property, any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects which would be disclosed by a current accurate survey or physical inspection of the Company Property, Foreign Property or otherwise, to the extent not otherwise included under clauses (a) through (g), but which, individually and in the aggregate (but without including any other Liens otherwise included as Permitted Liens pursuant to any other clauses of this definition), do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, and will not be removed or otherwise resolved in connection with obtaining development approvals for such property.
          “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.
          “Series O Preferred Units” means the Series O Preferred Units of beneficial interest of the Operating Trust to be issued in connection with the Operating Trust Merger, the rights and terms of which are described in Exhibit A.
          “Series P Preferred Units” means the Series P Preferred Units of beneficial interest of the Operating Trust to be issued in connection with the Operating Trust Merger, the rights and terms of which are described in Exhibit B.
          “Series Q Preferred Units” means the Series Q Preferred Units of beneficial interest of the Operating Trust to be issued in connection with the Operating Trust Merger, the rights and terms of which are described in Exhibit C.

          “Share Certificate” or “Share Certificates” means any certificate evidencing Company Common Shares or Company Series I Preferred Shares.
          “subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries.
          “Superior Proposal” means a written Acquisition Proposal made by a Third Party (a) that relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company, the U.S. Subsidiaries and Foreign Subsidiaries taken as a whole, (b) which the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to the Company Shareholders (in their capacities as shareholders) than the Company Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (c) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Company Board, and (d) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available.
          “Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
          “Unit Certificate” or “Unit Certificates” means any certificate evidencing the Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit or Operating Trust Series N Preferred Units.
          (a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Amended Operating Trust Articles	Section 2.02(a)(ii)
Blue Sky Laws	Section 4.05(b)
Buyer Parties	Preamble

Defined Term	Location of Definition
Capital Expenditure Schedule	Section 6.01(i)
Capital Expenditures	Section 6.01(i)
CERCLA	Section 4.16(a)
Change in Recommendation	Section 7.04(a)
Claim	Section 7.06(a)
Closing	Section 2.04
Closing Date	Section 2.04
Code	Section 4.10(b)
Company	Preamble
Company and Operating Trust Organizational Documents	Section 4.02
Company Articles of Merger	Section 2.03(b)
Company Board	Recitals
Company Common Share Merger Consideration	Section 3.01(c)
Company Common Shares	Section 4.03(a)
Company Dividend Equivalent Units	Section 3.01(f)
Company Equity Awards	Section 3.03(b)
Company Expenses	Section 9.04(d)(i)
Company Financial Advisor	Section 4.18
Company Incentive Plans	Section 3.01(e)
Company Intellectual Property	Section 4.14
Company Merger	Recitals
Company Merger Effective Time	Section 2.03(b)
Company Option Merger Consideration	Section 3.01(e)
Company Parties	Preamble
Company Performance Unit Merger Consideration	Section 3.01(g)
Company Performance Units	Section 3.01(g)
Company Phantom Shares	Section 3.01(f)
Company Projects	Section 6.01(q)
Company Properties	Section 4.13(a)
Company Property	Section 4.13(a)
Company Recommendation	Section 7.02(a)
Company Restricted Share Units	Section 3.01(f)
Company SAR Merger Consideration	Section 3.01(h)
Company SARs	Section 3.01(h)
Company SEC reports	Section 4.07(a)
Company Series I Preferred Share	Section 3.01(c)
Company Series I Preferred Share Merger Consideration	Section 3.01(c)
Company Series I Preferred Shares	Section 4.03(a)
Company Share Options	Section 3.01(e)
Company Shareholder Approval	Section 4.04(a)
Company Shareholders’ Meetings	Section 7.02(a)
Company Termination Fee	Section 9.04(d)(ii)
Confidentiality Agreement	Section 7.03(b)
Continuing Employees	Section 7.05(b)
Controlled Group Liability	Section 4.10(f)
Damages Amount	Section 9.05(a)

Defined Term	Location of Definition
Development Schedule	Section 6.01(q)
Dissenting Units	Section 3.06
DRIP	Section 3.06
Election	Section 3.02(a)
Employee Merger Consideration	Section 3.03(b)
End Date	Section 9.01(b)
Environmental Permits	Section 4.16(a)
ERISA	Section 4.10(a)
ERISA Affiliate	Section 4.10(f)
Exchange Act	Section 4.05(b)
Exchange Fund	Section 3.03(a)
Expenses	Section 9.04(a)
Foreign Properties	Section 4.13(a)
Foreign Property	Section 4.13(a)
Foreign Subsidiaries	Section 4.01(b)
Form S-4	Section 4.05(b)
Former Equityholder	Section 3.03(d)
German Act	Section 4.05(b)
Governmental Order	Section 9.01(c)
Ground Lease	Section 4.13(f)
Ground Leases	Section 4.13(f)
Guarantee	Section 5.07(c)
Guarantor	Section 5.07(c)
HSR Act	Section 4.05(b)
Indemnifiable Expenses	Section 7.06(a)
Indemnified Parties	Section 7.06(a)
Information Statement	Section 4.05(b)
IRS	Section 4.10(a)
JV Entities	Section 4.01(c)
Maryland REIT Law	Recitals
Material Contract	Section 4.17
Merger Consideration	Section 3.03(b)
MergerCo	Preamble
Mergers	Recitals
NYSE	Section 4.05(b)
Operating Trust	Preamble
Operating Trust Articles of Merger	Section 2.03(a)
Operating Trust Cash Consideration	Section 3.02(a)
Operating Trust Class A Preferred Unit Consideration	Section 3.02(a)
Operating Trust Class A-1 Common Units	Section 4.03(b)
Operating Trust Class A-2 Common Units	Section 4.03(b)
Operating Trust Class B Common Units	Section 4.03(b)
Operating Trust Common Units	Section 4.03(b)
Operating Trust Merger	Recitals
Operating Trust Merger Effective Time	Section 2.03(a)
Operating Trust MergerSub	Preamble

Defined Term	Location of Definition
Operating Trust Recommendation	Section 7.02(b)
Operating Trust Series I Preferred Units	Section 4.03(b)
Operating Trust Series M Preferred Unit	Section 4.03(b)
Operating Trust Series N Units	Section 4.03(b)
Operating Trust Series N-1 Preferred Units	Section 4.03(b)
Operating Trust Series N-2 Preferred Units	Section 4.03(b)
Operating Trust Shareholders’ Meeting	Section 7.02(b)
Operating Trust Unitholder Approval	Section 4.04(a)
Operating Trust Units	Section 4.03(b)
Organizational Documents	Section 4.02
Other Filings	Section 4.12
Outside Holder Merger Consideration	Section 3.03(a)
Parent	Preamble
Parent Expenses	Section 9.04(d)(iii)
Paying Agent	Section 3.03(a)
Permits	Section 4.06(a)
Plans	Section 4.10(a)
Post-Signing Returns	Section 7.14(b)
Proxy Statement	Section 4.05(b)
Qualifying Income	Section 9.05(a)
REIT	Section 2.06
Requested Transactions	Section 2.06
RSU/DEU/Phantom Merger Consideration	Section 3.01(f)
S-4 Related Documents	Section 7.010
Sarbanes-Oxley Act	Section 4.07(d)
SDAT	Section 2.03(b)
SEC	Section 4.05(b)
Section 16	Section 7.05(d)
Securities Act	Section 4.05(b)
Sole Trustee	Recitals
Special Committee	Section 7.04(b)
Subsidiary Organizational Documents	Section 4.02
Superior Proposal Notice	Section 9.01(h)(iv)
Surviving Entity	Section 2.01(b)
Surviving Entity Charter	Section 2.02(b)
Surviving Entity Preferred Shares	Section 3.01(c)
Tax Protection Agreements	Section 4.15
Tax Returns	Section 4.14
Termination Date	Section 9.01
Third Party	Section 4.14
Transfer Taxes	Section 7.08
U.S. Subsidiaries	Section 4.01(b)
WARN	Section 4.11(b)

     Section 1.02 Interpretation and Rules of Construction.
          In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;
          (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (h) references to a person are also to its successors and permitted assigns;
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
          (j) all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars unless otherwise indicated.
ARTICLE II
THE MERGERS
     Section 2.01 Mergers.
          (a) Subject to the terms and conditions of this Agreement, and in accordance with the Maryland REIT Law and the Maryland Limited Liability Company Act (the “LLC Act”), at the Operating Trust Merger Effective Time, the Operating Trust and the Operating Trust MergerSub shall consummate the Operating Trust Merger pursuant to which (i) the

Operating Trust MergerSub shall be merged with and into the Operating Trust and the separate existence of the Operating Trust MergerSub shall thereupon cease and (ii) the Operating Trust shall be the surviving entity in the Operating Trust Merger. The Operating Trust Merger shall have the effects specified in the Maryland REIT Law and the LLC Act.
          (b) Subject to the terms and conditions of this Agreement, and in accordance with the Maryland REIT Law and the Maryland Revised Uniform Partnership Act (the “MD RUPA”), at the Company Merger Effective Time, MergerCo and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving entity in the Company Merger (the “Surviving Entity”). The Company Merger shall have the effects specified in the Maryland REIT Law and the MD RUPA. Accordingly, from and after the Company Merger Effective Time, MergerCo shall have all the properties, rights, privileges, purposes and powers and debts, duties and liabilities of the Company.
     Section 2.02 Articles and Bylaws.
          (a) The Operating Trust Articles shall be amended to give effect to the provisions of this Agreement and such other provisions which are not inconsistent with this Agreement as determined by Parent in its sole discretion and, as so amended, such articles of restatement shall be the declaration of trust of the Operating Trust after the Operating Trust Merger until thereafter further amended as provided therein or by Law (as amended, the “Amended Operating Trust Articles”).
          (b) The statement of partnership authority of MergerCo, as in effect immediately prior to the Company Merger Effective Time, shall be the statement of partnership authority of the Surviving Entity until thereafter amended as provided therein or by Law (the “Surviving Entity Charter”).
     Section 2.03 Effective Times.
          (a) At the Closing, the Operating Trust MergerSub and the Operating Trust shall duly execute and file with the SDAT articles of merger with respect to the Operating Trust Merger in a form that complies with the Maryland REIT Law (the “Operating Trust Articles of Merger”) in accordance with the Maryland REIT Law and the LLC Act. The Operating Trust Merger shall become effective upon such time as the Operating Trust Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the Maryland REIT Law and the LLC Act as the effective time of the Operating Trust Merger but not to exceed thirty (30) days after the Operating Trust Articles of Merger are accepted for record by the SDAT and the LLC Act (the “Operating Trust Merger Effective Time”).
          (b) At the Closing, immediately after the Operating Trust Merger Effective Time, MergerCo and the Company shall duly execute and file with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) articles of merger with respect to the Company Merger in a form that complies with the Maryland REIT Law (the “Company

Articles of Merger”) in accordance with the Maryland REIT Law and the MD RUPA. The Company Merger shall become effective upon such time as the Company Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the Maryland REIT Law and the MD RUPA as the effective time of the Company Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Company Merger Effective Time”).
     Section 2.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”); provided that the Buyer Parties shall not be required to consummate the Closing during the period beginning on August 15, 2007 and ending on August 31, 2007. The Closing shall take place at the offices of Hogan & Hartson LLP, 555 Thirteenth Street, N.W., Washington, D.C., or at such other place as agreed to by the parties hereto.
     Section 2.05 Directors/Trustees and Officers of the Surviving Entity; Trustees of the Operating Trust.
          (a) The directors of MergerCo immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Entity immediately after the Company Merger Effective Time and the officers of MergerCo immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity immediately after the Company Merger Effective Time, each to hold office in accordance with the Surviving Entity Charter.
          (b) The Surviving Entity shall be the sole trustee of the Operating Trust immediately after the Company Merger Effective Time to hold office in accordance with the Amended Operating Trust Articles.
     Section 2.06 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of trustees, shareholders or unitholders of any Company Parties, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more subsidiaries that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more subsidiaries to any person at a price and on terms all as designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more subsidiaries to any person at a price and on terms all as designated by Parent (clauses (a), (b) and (c) being “Requested Transactions”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the completion of the Mergers, (ii) the Requested Transactions shall be implemented as close as possible to the Operating Trust Merger Effective

Time (but after the Buyer Parties shall have waived or confirmed that all conditions to the consummation of the Mergers have been satisfied), (iii) neither the Company nor any subsidiary of the Company shall be required to take any action in contravention of any Laws or Organizational Document, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, at the option of Parent, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Company Merger Consideration, (vi) neither the Company nor any subsidiary of the Company shall be required to take any such action that could adversely affect the classification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code, (vii) neither the Company nor any subsidiary of the Company shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any shareholder or other equity interest holder of the Company, or other adverse consequences to the shareholders or equity holders of the Company as a whole, incrementally greater than the Taxes or other adverse consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.06 unless such holders are indemnified by the Buyer Parties for such incremental Taxes, and (viii) neither the Company nor any subsidiary of the Company shall be required to take any such action that would reasonably be expected to trigger any liability under any Tax Protection Agreement without the Buyer Parties first agreeing to pay such liability. Parent shall upon request by the Company or the Operating Trust advance to the Company or the Operating Trust all reasonable out-of-pocket costs to be incurred by the Company or the Operating Trust or, promptly upon request by the Company or the Operating Trust, reimburse the Company or the Operating Trust for all reasonable out-of-pocket costs incurred by the Company or the Operating Trust in connection with any actions taken by the Company or the Operating Trust in accordance with this Section 2.06 (including reasonable fees and expenses of their Representatives). The Buyer Parties, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, the Operating Trust, their subsidiaries (including all U.S. Subsidiaries and Foreign Subsidiaries), and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.
     Section 2.07 Tax Characterization. The parties intend that for federal and applicable state income tax purposes (i) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the Company Common Share Merger Consideration, the Company Series I Preferred Share Merger Consideration, the Company Option Merger Consideration, the RSU/DEU/Phantom Merger Consideration, the Company Performance Unit Merger Consideration and the Company SAR Merger Consideration provided for herein to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s other liabilities (including the Company’s share of the Operating Trust liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and (ii) the Operating Trust Merger shall, (x) in the case of each holder of Operating Trust Class A-1 Common Units that receives the Operating Trust Cash Consideration in the Operating Trust Merger, be treated as a taxable purchase of Operating Trust Class A-1 Common Units directly by MergerCo and (y) in the case of each holder of Operating Trust Class A-1 Common Units that receives the Operating Trust Class A Preferred Unit Consideration in the Operating Trust Merger as a result of the conversion of Operating Trust Class A-1 Common Units into such Operating Trust Class A Preferred Unit Consideration, not be treated as a realization or recognition event to such holder.
ARTICLE III
EFFECTS OF THE MERGERS
     Section 3.01 Effect on Shares and Other Equity Interests. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company Common Shareholders or holders of any interests in MergerCo:
          (a) Each partnership unit of MergerCo issued and outstanding immediately prior to the Company Merger Effective Time shall remain as issued and outstanding.
          (b) Each Company Common Share that is owned by the Company, any U.S. Subsidiary, any Foreign Subsidiary or by MergerCo immediately prior to the Company Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
          (c) Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Common Shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash of $60.75 (the “Company Common Share Merger Consideration”).
          (d) Each Series I Cumulative Redeemable Preferred Share (“Company Series I Preferred Share”) of the Company issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series I Preferred Shares owned by the Company, any U.S. Subsidiary, or any Foreign Subsidiary, which shall be automatically cancelled and retired and cease to exist) shall, at the election of Parent (which election shall be made no later than the date of the Company Shareholders’ Meeting), either (i) automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of Series I Cumulative Redeemable Preferred Share, par value $.01 per share (the “Surviving Entity Preferred Shares”), of the Surviving Entity or (ii) be redeemed at the Closing by the Company for the Liquidation Preference (as defined in Annex I to the Company Articles) plus all dividends (whether or not earned or declared) accrued and unpaid thereon to the Redemption Date (as defined in Annex I to the Company Articles) (the “Company Series I Preferred Share Merger

Consideration”). Immediately prior to the Company Merger Effective Time, the terms of the Surviving Entity Preferred Shares shall be set forth in the articles supplementary of MergerCo, substantially in the form set forth in Exhibit F.
          (e) Immediately prior to the Company Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee or director or trustee share option or compensation plan or arrangement of the Company, including under the Long Term Incentive Plan of the Company (the “Company Incentive Plans”), shall, except as otherwise agreed to by Parent and a holder of Company Share Options, become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, except as otherwise agreed to by Parent and a holder of Company Share Options, each Company Share Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (“Company Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof.
          (f) All restricted share units (including any deferred restricted share units) (“Company Restricted Share Units”), dividend equivalent units (including any deferred dividend equivalent units) (“Company Dividend Equivalent Units”) and phantom common shares (“Company Phantom Shares”) granted pursuant to the Company Incentive Plans or deferred pursuant to the Company’s Deferred Compensation Plan automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Company Merger Effective Time, and each such Company Restricted Share Unit, Company Dividend Equivalent Unit and Company Phantom Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration (collectively, the “RSU/DEU/Phantom Merger Consideration”), in each case except as otherwise agreed to by Parent and a holder of Company Restricted Share Units, Company Dividend Equivalent Units, or Company Phantom Shares.
          (g) The conditions for maximum issuance of performance units to be granted under the Special Long Term Incentive Program adopted pursuant to the Long Term Incentive Plan (“Company Performance Units”) shall be deemed to be satisfied immediately prior to the Company Merger Effective Time and each such Company Performance Unit shall fully vest and be free of any forfeiture restrictions immediately prior to the Company Merger Effective Time and shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration (the “Company Performance Unit Merger Consideration”), in each case except as otherwise agreed to by Parent and a holder of Company Performance Units.
          (h) All outstanding share appreciation rights (“Company SARs”) granted pursuant to the Company Incentive Plan or otherwise that remain unvested shall, except as otherwise agreed to by Parent and a holder of Company SARs, automatically become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof) immediately prior to the Company Merger Effective Time. At the Company Merger Effective Time, except as otherwise agreed to by Parent and a holder of Company SARs, each Company SAR not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company SAR immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company SAR (“Company SAR Merger Consideration”). If the exercise price per share of any such Company SAR is equal to or greater than the Company Common Share Merger Consideration, such Company SAR shall be canceled without any cash payment being made in respect thereof.
     Section 3.02 Effect on Units.
     (a) Operating Trust Class A-1 Common Units. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time, each Operating Trust Class A-1 Common Unit issued and outstanding immediately prior to the Operating Trust Merger Effective Time shall, in accordance with Section 3.03(e)(ii)(A) and Section 3.03(e)(ii)(B), be converted into either (i) the Operating Trust Cash Consideration or (ii) the Operating Trust Class A Preferred Unit Consideration. As contemplated in Section 7.01(b), the Operating Trust shall offer, pursuant to the Operating Trust Merger, to each holder of the Operating Trust Class A-1 Common Units the opportunity to make an unconditional election, to be effective concurrently with the Operating Trust Merger Effective Time (the “Election”), to receive, in exchange for each issued and outstanding Operating Trust Class A-1 Common Unit owned by such holder immediately after the Operating Trust Merger Effective Time either:
     (x) cash equal to the Company Common Share Merger Consideration (the “Operating Trust Cash Consideration”); or
     (y) one (1) Series O Preferred Unit ( the “Operating Trust Class A Preferred Unit Consideration”).
The Election shall be made pursuant to the procedures set forth in the Form S-4 in accordance with Section 7.01(b) and shall close immediately following the Operating Trust Merger Effective Time. Holders of Operating Trust Class A-1 Common Units may only elect to receive the Operating Trust Cash Consideration if concurrently with such election such holder agrees, without additional consideration, to release, with respect to all Class A-1 Common Units owned directly by the Holder, the Company and its U.S. Subsidiaries and Foreign Subsidiaries, the Buyer Parties, the Guarantors and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, agents or Representatives of the Buyer Parties or the Guarantors from any claims under any Tax Protection Agreement with respect to any gain that is recognized as a result of such holders’ sale of such Class A-1 Common Units pursuant to the Election and receipt of the Operating Trust Cash Consideration. In no event shall a holder be required to waive any claim that it has or had under any Tax Protection Agreement with respect to or as a result of (i) any transaction or event occurring prior to the closing of the Operating Trust Merger, whether or not asserted at the Operating Trust Merger Effective Time, (ii) the receipt of the Operating Trust Class A Preferred Unit Consideration in the Operating Trust Merger, to the extent that the holder does not exercise the Election with respect to all Class A-1 Common Units owned by such holder at the Operating Trust Merger Effective Time, or (iii) in the case of a holder who receives the Operating Trust Class A Preferred Unit Consideration in the Operating Trust Merger, events occurring in connection with or following the consummation of the Operating Trust Merger that cause such holder to recognize income or gain for federal, state or local income tax purposes with respect to its Series O Preferred Units following the Operating Trust Merger Effective Time.
          (b) Operating Trust Class A-2 Common Units. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time and without any action on the part of the Company, as the sole holder of the Operating Trust Class A-2 Common Units, each Operating Trust Class A-2 Common Unit held by the Company immediately prior to the Operating Trust Merger Effective Time shall remain outstanding.
          (c) Operating Trust Series I Preferred Units. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time and without any action on the part of the Company, as the sole holder of the Operating Trust Series I Preferred Units, each Operating Trust Series I Preferred Unit issued and outstanding immediately prior to the Operating Trust Merger Effective Time shall at the election of Parent (which election shall be made no later than the date of the Company Shareholders’ Meeting) either (a) remain outstanding and unchanged as one (1) Operating Trust Series I Preferred Unit without any material adverse change to its terms and rights or (b) be redeemed at the Closing by the Company for the Liquidation Preference plus all dividends (whether or not earned or declared) accrued and unpaid thereon to the Redemption Date.
          (d) Operating Trust Series M Preferred Unit. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time and without any action on the part of the holder of the Operating Trust Series M Preferred Unit, the Operating Trust Series M Preferred Unit shall be converted into the right to receive one (1) Operating Trust Series P Preferred Unit which shall have the preferences, redemption and other rights, voting powers, restrictions and limitations set forth on Exhibit B.
          (e) Operating Trust Series N Preferred Units. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time and without any action on the part of the holders of the Operating Trust Series N Preferred Units, (i) each Operating Trust Series N-1 Preferred Unit issued and outstanding immediately prior to the Operating Trust Merger Effective Time shall be converted into the right to receive one (1) Operating Trust Series Q-1 Preferred Unit which shall have the preferences, redemption and other rights, voting powers, restrictions and limitations set forth on Exhibit C, and (ii) each Operating Trust Series N-2 Preferred Unit issued and outstanding immediately prior to the Operating Trust Merger Effective Time shall be converted into the right to receive one (1) Operating Trust Series Q-2 Preferred Unit which shall have the preferences, redemption and other rights, voting powers, restrictions and limitations set forth on Exhibit C.

          (f) Operating Trust MergerSub Units. In connection with the Operating Trust Merger, at the Operating Trust Merger Effective Time, all units or shares of beneficial interest of the Operating Trust MergerSub shall automatically be converted into that number of Operating Trust Class A-1 Common Units equal to the number of Operating Trust Class A-1 Common Units electing to receive the Operating Trust Cash Consideration pursuant to Section 3.02(a).
     Section 3.03 Exchange of Share Certificates, Unit Certificates and Uncertificated Units; Paying Agent.
          (a) Paying Agent. Prior to the Operating Trust Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of (i) the Company Common Share Merger Consideration, (ii) the Company Series I Preferred Share Merger Consideration, (iii) the Operating Trust Cash Consideration, and (iv) the Operating Trust Class A Preferred Unit Consideration, (such consideration collectively being referred to as the “Outside Holder Merger Consideration”). On or immediately after the Operating Trust Merger Effective Time, Parent shall deposit or cause MergerCo or Operating Trust MergerSub to deposit with the Paying Agent the Outside Holder Merger Consideration for the benefit of the holders of Company Common Shares, Company Series I Preferred Shares, Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit, and Operating Trust Series N Preferred Units, as applicable (such cash and securities so deposited, collectively being referred to as the “Exchange Fund”). The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Outside Holder Merger Consideration out of the Exchange Fund in accordance with this Agreement promptly after the Closing Date in accordance with the procedures set forth in 3.03(d). The Exchange Fund shall not be used for any other purpose than the payment of Outside Holder Merger Consideration in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity or the Trust, as the case may be.
          (b) Payment of Company Option Merger Consideration, Company RSU/DEU/Phantom Merger Consideration, the Company Performance Unit Merger Consideration and the Company SAR Merger Consideration. No later than five Business Days prior to the Company Merger Effective Time, the Company shall deliver to Parent a schedule setting forth: (i) the Company Option Merger Consideration to be paid to the holders of Company Share Options pursuant to Section 3.01(e); (ii) the RSU/DEU/Phantom Merger Consideration to be paid to the holders of Company Restricted Share Units, Company Dividend Equivalent Units and Company Phantom Shares, as the case may be, pursuant to Section 3.01(f); (iii) the Company Performance Unit Merger Consideration to be paid to the holders of Company Performance Units pursuant to Section 3.01(g); and (iv) the Company SAR Merger Consideration to be paid to the holders of Company SARs pursuant to Section 3.01(h) (such consideration collectively being referred to as the “Employee Merger Consideration” and together with the Outside Holder Merger Consideration, the “Merger Consideration”). On or immediately after the Company Merger Effective Time, Parent shall cause to be deposited with the Operating Trust the Employee Merger Consideration for the benefit of the holders of Company Share Options, Company Restricted Share Units, Company Dividend Equivalent Units, Company Phantom Shares, Company Performance Units and Company SARs

(collectively, the “Company Equity Awards”). The Operating Trust shall thereafter pay or reimburse the Surviving Entity an amount equal to the Employee Merger Consideration promptly (but in no event more than five (5) Business Days) following the Closing Date in accordance with this Article III.
          (c) Share Transfer Books; Unit Transfer Books.
          (i) At the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. On or after the Company Merger Effective Time, any Share Certificates presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the applicable Merger Consideration with respect to the Company Common Shares or Company Series I Preferred Shares formerly represented thereby.
          (ii) At the Operating Trust Merger Effective Time, the share/unit transfer books of the Operating Trust shall continue to be the share/unit transfer books of the Operating Trust in all respects; provided, that, after the Operating Trust Merger Effective Time, there shall be no further registration of transfers of the Operating Trust Class A-1 Common Units that were formerly held by the Operating Trust Common Unitholders.
          (d) Exchange Procedures for Certificates and Uncertificated Units. Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Parent shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time held Company Common Shares, Company Series I Preferred Shares, or Operating Trust Class A-1 Common Units that were exchanged for the right to receive the applicable Merger Consideration consisting of cash, Surviving Entity Preferred Shares, or Series O Preferred Units (each, a “Former Equityholder”), pursuant to Sections 3.01 and 3.02: (i) a letter of transmittal (which shall specify that, if applicable, delivery of Share Certificates or Unit Certificates shall be effected, and risk of loss and title to the Share Certificates and Unit Certificates (if any) shall pass to the Paying Agent, only upon delivery of the Share Certificates or Unit Certificates to (if any) the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Share Certificates or Unit Certificates in exchange for the applicable Merger Consideration to which the holder thereof is entitled. Upon (i) if applicable, surrender by a Former Equityholder of a Share Certificate or Unit Certificate (if any) for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, and (ii) delivery by such Former Equityholder of such letter of transmittal (together with such Share Certificate or Unit Certificate, if applicable), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, such Former Equityholder shall receive in exchange therefore the applicable Merger Consideration payable in respect of the Company Common Shares, Company Series I Preferred Shares, or Operating Trust Class A-1 Common Units pursuant to the provisions of this Article III, and the Share Certificate or Unit Certificate (if any) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Series

I Preferred Shares, or Operating Trust Class A-1 Common Units that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Share Certificate or Unit Certificate (if any) so surrendered is registered, if such Share Certificate or Unit Certificate (if any) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Share Certificate or Unit Certificate (if any) or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Share Certificate or Unit Certificate (if any) shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Section 3.03.
          (e) No Further Ownership Rights.
          (i) From and after the Company Merger Effective Time, holders of Company Common Shares, Company Series I Preferred Shares and Company Equity Awards shall cease to be, and shall have no rights as, shareholders or equityholder of the Company other than the right to receive the applicable Merger Consideration provided under this Article III. The applicable Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Series I Preferred Shares and the Company Equity Awards, regardless of whether represented by Share Certificates or other similar certificates exchanged therefore.
          (ii) At and immediately following the Operating Trust Merger Effective Time, each person who held, immediately prior to the Operating Trust Merger Effective Time:
          (A) Operating Trust Class A-1 Common Units, with respect to which an Election is made by such person to receive, in exchange for such units, the Operating Trust Class A Preferred Unit Consideration or for which no election is made, shall (1) hold the Series O Preferred Units and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such Series O Preferred Units and (2) cease to be, and shall have no rights as, an Operating Trust Common Unitholder;
          (B) Operating Trust Class A-1 Common Units with respect to which an Election is made by such person to receive, in exchange for such units, the Operating Trust Cash Consideration, shall cease to be, and shall have no right as, a shareholder or equityholder of the Operating Trust other than the right to receive the Operating Trust Cash Consideration pursuant to Section 3.02(a);
          (C) Operating Trust Class A-2 Common Units shall continue to hold a number of such units calculated in accordance with Section 3.02(b), and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such units;

          (D) (i) if Parent elects to leave such units outstanding pursuant to Section 3.02(c), the Operating Trust Series I Preferred Unit shall continue to hold such unit and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such unit or (ii) if Parent does not elect to leave such units outstanding pursuant to Section 3.02(c), the Liquidation Preference plus all dividends (whether or not earned or declared) accrued and unpaid thereon to the Redemption Date;
          (E) the Operating Trust Series M Preferred Unit shall hold the Operating Trust Series P Preferred Unit and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such unit;
          (F) Operating Trust Series N-1 Preferred Units shall hold the Operating Trust Series Q-1 Preferred Units and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such units; and
          (G) Operating Trust Series N-2 Preferred Units shall hold the Operating Trust Series Q-2 Preferred Units and shall have such rights, duties and obligations set forth in the Amended Operating Trust Articles in respect of such units).
          The applicable Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Operating Trust Common Units, the Operating Trust Series M Preferred Unit and Operating Trust Series N Preferred Units, regardless of whether represented by Unit Certificates or other similar certificates exchanged therefore.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Company Series I Preferred Shares, Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit, or Operating Trust Series N Preferred Units for twelve (12) months after the Company Merger Effective Time shall be delivered to the Surviving Entity, and any holders of Company Common Shares, Company Series I Preferred Shares, Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit, or Operating Trust Series N Preferred Units prior to the applicable Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the applicable Merger Consideration.
          (g) No Liability. None of the Buyer Parties, Company Parties or the Paying Agent, or any employee, officer, director, shareholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of any Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any persons entitled to Merger Consideration immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign, shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Operating Trust, as the case may be, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
          (h) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.
          (i) Lost Certificates. If any Share Certificate or Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate or Unit Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond or payment of an applicable fee in such amount as Parent or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate or Unit Certificate the applicable Cash Consideration payable in respect thereof pursuant to this Agreement.
     Section 3.04 Withholding Rights; No Interest on Merger Consideration. The Surviving Entity, Operating Trust, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Series I Preferred Shares, Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit, Operating Trust Series N Preferred Units, or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Entity, Parent or the Paying Agent, as applicable, such withheld amounts (i) shall be remitted by the Surviving Entity or the Paying Agent, as the case may be, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Series I Preferred Shares, Operating Trust Class A-1 Common Units, Operating Trust Series M Preferred Unit, Operating Trust Series N Preferred Units, or Company Equity Awards in respect of which such deduction and withholding was made by the Surviving Entity, Operating Trust, Parent or the Paying Agent, as applicable. No interest shall be paid or accrue on any Merger Consideration paid pursuant to Article III.
     Section 3.05 Dissenters’ Rights.
          (a) No dissenters’ or appraisal rights shall be available with respect to the Company Merger or the other transactions contemplated hereby except as set forth in Section 3.05(b).

          (b) Notwithstanding any provision of hereof and to the extent available under the Maryland REIT Law, Operating Trust Class A-1 Common Units that are outstanding immediately prior to the Operating Trust Merger Effective Time and that are held by any unitholder who has properly exercised and perfected appraisal rights, if any, under Title 3, Subtitle 2 of the MGCL (the “Dissenting Units”)) shall not be converted into the right to receive the Operating Trust Cash Consideration or the Operating Trust Class A Preferred Unit Consideration, but the holders of Dissenting Units shall instead be entitled to receive such consideration as shall be determined pursuant to Title 3, Subtitle 2 of the MGCL; provided, however, that if any such unitholder shall have failed to perfect or otherwise shall have withdrawn or lost such rights, if any, to appraisal and payment under the MGCL, such holder’s Operating Trust Class A-1 Common Units shall thereupon be deemed to have been converted into, as of the Operating Trust Merger Effective Time, the right to receive the Operating Trust Cash Consideration or the Operating Trust Class A Preferred Unit Consideration in accordance with Section 3.02(a) hereof, without any interest thereon, and such Operating Trust Class A-1 Common Units shall no longer be Dissenting Units. The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the MGCL by a holder of Dissenting Units and received by the Company. Parent shall participate in all and control all negotiations and proceedings with respect to demands for appraisal under the Maryland REIT Law and the MGCL. The Company shall not, except with prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     Section 3.06 Suspension of DRIP. The Company shall take all actions necessary to suspend its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as soon as practicable after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Company Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE OPERATING TRUST
          Except as set forth in the Disclosure Schedule or as and to the extent set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2006 filed March 1, 2007 or in any other SEC Report filed after March 1, 2007 and publicly available prior to the date of this Agreement (other than, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company and the Operating Trust hereby jointly and severally represent and warrant to the Buyer Parties as follows:
     Section 4.01 Organization and Qualification; Subsidiaries; Authority.
          (a) Each of the Company and the Operating Trust is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Each of the Company and the Operating Trust is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Operating Trust has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
          (b) Each of the Company’s subsidiaries organized under a jurisdiction in the U.S. (the “U.S. Subsidiaries”) and each of the Company’s subsidiaries organized under a jurisdiction outside of the U.S. (the “Foreign Subsidiaries”), together with the jurisdiction of organization of each U.S. Subsidiary and Foreign Subsidiary and the outstanding equity of each U.S. Subsidiary and Foreign Subsidiary owned by the Company and each other U.S. Subsidiary and Foreign Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as set forth in Sections 4.01(b) and 4.01(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, or any other securities convertible or exchangeable into or exercisable for stock of or other equity interest in, any Person. Except as set forth in Section 4.01(b) and 4.01(c) of the Disclosure Schedule, all issued and outstanding shares or other equity interests of each U.S. Subsidiary and Foreign Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens other than Liens specified in the Organizational Documents or loan documents that are Material Contracts. Each U.S. Subsidiary (other than the Operating Trust) and Foreign Subsidiary and, to the knowledge of the Company, each JV Entity, is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the U.S. Subsidiaries (other than the Operating Trust) and the Foreign Subsidiaries and, to the knowledge of the Company, each JV Entity, has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the U.S. Subsidiaries (other than the Operating Trust) and the Foreign Subsidiaries and, to the knowledge of the Company, each JV Entity, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (c) Section 4.01(c) of the Disclosure Schedule is a complete and correct list of Persons other than the U.S. Subsidiaries and the Foreign Subsidiaries, in which the Company or any U.S. Subsidiary or Foreign Subsidiary has a direct or indirect equity interest (the “JV Entities”), together with the respective percentage interests in each such Person owned by the Company and any U.S. Subsidiaries or Foreign Subsidiaries, which interests are owned directly or indirectly by the Company, free and clear of all Liens other than Liens specified in the Organizational Documents or loan documents applicable to such JV Entities. To the knowledge of the Company, no direct or indirect beneficial owner of any JV Entity or party to any agreement with a JV Entity has exercised any option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell or dispose of, any equity interest of any JV Entity owned by the Company, any U.S. Subsidiary or any Foreign Subsidiary.
     Section 4.02 Organizational Documents. The Company has previously provided or made available to the Buyer Parties true and correct copies of (i) the Company Articles, the Company Bylaws, the Operating Trust Articles and the Operating Trust Bylaws together with all amendments thereto (collectively, the “Company and Operating Trust Organizational Documents”) and (ii) bylaws, partnership agreements, operating agreements, and other similar organizational documents of each JV Entity (together with the certificates or articles of incorporation, declarations of trust, certificates or articles of partnerships, certificates or articles of formation, of such JV Entities collectively, the “JV Organizational Documents”). All certificates or articles of incorporation, declarations of trust, certificates or articles of partnerships, certificates or articles of formation, bylaws, partnership agreements, operating agreements, and other similar organizational documents of the U.S. Subsidiaries and the Foreign Subsidiaries (collectively, the “Subsidiary Organizational Documents,” and together with the Company and Operating Trust Organizational Documents and, to the knowledge of the Company, the JV Organizational Documents, the “Organizational Documents”) are in full force and effect and there are no current dissolution, revocation or forfeiture proceedings regarding the Company or any of the material U.S. Subsidiaries or material Foreign Subsidiaries.
     Section 4.03 Capitalization.
          (a) The total number of shares of beneficial interest of all classes which the Company has authority to issue is 450,000,000 shares, consisting of 449,999,500 common shares of beneficial interest, par value $0.01 per share (the “Company Common Shares”), of which, as of May 24, 2007, 222,420,421 were issued and outstanding, and 500 Series I Cumulative

Redeemable Preferred Shares, par value $0.01 per share (the “Company Series I Preferred Shares”), of the Company, of which, as of May 24, 2007, 500 shares were issued and outstanding. As of May 24, 2007, (i) 9,687,550 Company Common Shares have been reserved and are available for issuance pursuant to the Incentive Plan, subject to adjustment on the terms set forth in such plans and/or agreements, and (ii) there were outstanding (A) Company Share Options to purchase 1,990,474 Company Common Shares, (B) 1,018,259 Company Restricted Share Units, (C) 261,585 Company Dividend Equivalent Units, (D) 31,350 Company Phantom Shares, (E) 304,904 Company Performance Units, and (F) 1,274 Company SARs.
          (b) The total number of shares of beneficial interest of all classes which the Operating Trust has authority to issue is 450,000,000 shares, par value $0.01 per shares (such shares, the “Operating Trust Units”). As of the date of this Agreement (i) 100,000,000 of the Operating Trust Units have been classified as Class A-1 Common Units (the “Operating Trust Class A-1 Common Units”), (ii) 222,420,421 of the Operating Trust Units have been classified as Class A-2 Common Units (the “Operating Trust Class A-2 Common Units,” and together with Operating Trust A-1 Common Units, the “Operating Trust Class A Common Units”), (iii) 10,000,000 of the Operating Trust Units have been classified as Class B Common Units (the “Operating Trust Class B Common Units,” and together with Operating Trust Class A Common Units, the “Operating Trust Common Units”), (iv) 500 of the Operating Trust Units have been classified as Series I Cumulative Redeemable Preferred Units (the “Operating Trust Series I Preferred Units”), (v) one (1) Operating Trust Unit has been classified as Series M Preferred Unit (the “Operating Trust Series M Preferred Unit”), (vi) 300 of the Operating Trust Units have been classified as Series N-1 Convertible Redeemable Preferred Units (the “Operating Trust Series N-1 Preferred Units”), and (vii) 700 of the Operating Trust Units have been classified as Series N-2 Convertible Redeemable Preferred Units (the “Operating Trust Series N-2 Preferred Units” and together with the Operating Trust Series N-1 Preferred Units, the “Operating Trust Series N Units”). As of May 24, 2007, there were outstanding 27,219,023 Operating Trust Class A-1 Common Units, 222,420,421 Operating Trust Class A-2 Common Units, no Operating Trust Class B Common Units, 500 Operating Trust Series I Preferred Units, one (1) Operating Trust Series M Preferred Unit, 300 Operating Trust Series N-1 Preferred Units, and 700 Operating Trust Series N-2 Preferred Units. The Company is the sole trustee of the Operating Trust. All of the Operating Trust Class A-2 Common Units and Operating Trust Series I Preferred Units are held by the Company.
          (c) Except for (i) Company Share Options, Company Restricted Share Units, Company Dividend Equivalent Units, Company Phantom Shares, Company Performance Units, Company SARs, the Operating Trust Common Units, the Operating Trust Series M Preferred Unit, the Operating Trust Series N Units and the Convertible Notes, or as set forth in Section 4.03(c)(i) of the Disclosure Schedule, there are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any shares of beneficial interests or other equity interest, or any investment that is convertible into or exercisable or exchangeable for any such shares; and (ii) the Operating Trust Series M Preferred Unit, the Operating Trust Series N Preferred Units, Company and Operating Trust Organizational Documents or as set forth in Section 4.03(c)(ii) of the Disclosure Schedule, there are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the

Operating Trust to issue, transfer or sell any Operating Trust Units. Section 4.03(c)(iii) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Share Options outstanding as of the date of this Agreement, including the number of shares subject to each Company Share Option, the per share exercise price or purchase price for each Company Share Option, and whether the Company Share Option is qualified.
          (d) Section 4.03(d) of the Disclosure Schedule sets forth a true, complete and correct list of the Company SARs outstanding as of the date of this Agreement, including the number of shares subject to each Company SAR and the per share exercise price or purchase price for each Company SAR.
          (e) Except as set forth in the Company Articles, the Company Bylaws, the Operating Trust Articles, the Operating Trust Bylaws or Section 4.03(e) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor, to the knowledge of the Company, are there any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.
          (f) Except as set forth in Section 4.03(f) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities. Except as set forth in Section 4.03(f) of the Disclosure Schedule or the Organizational Documents, there are no outstanding contractual obligations of the Company or any of the U.S. Subsidiaries or Foreign Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock of any U.S. Subsidiary.
          (g) Section 4.03(g) of the Disclosure Schedule sets forth a list of all holders of the Operating Trust Units, including the name of the Person holding each such unit, and the number and type.
          (h) Since May 24, 2007 and through the date of this Agreement, other than in connection with the issuance of Company Common Shares pursuant to the exercise of Company Share Options, redemption or conversion of Operating Trust Class A-1 Common Units, issuances of Company Common Shares in connection with purchases under the DRIP and the Company’s 401(k) Savings Plan, no Company Common Shares, Company Series I Preferred Shares or Operating Trust Units have been issued or redeemed and there has been no change in the number of outstanding Company Common Shares, Company Series I Preferred Shares, Operating Trust Units, Company Share Options, Company Restricted Share Units, Company Dividend Equivalent Units, Company Phantom Shares, Company Performance Units or Company SARs. All issued and outstanding shares of beneficial interest or capital stock of or other equity interests in the Company and its U.S. Subsidiaries and Foreign Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provision of Law (except as otherwise provided under applicable Law with respect to Foreign Subsidiaries) or the applicable Organizational Documents.

          (i) The Company does not have a “poison pill” or similar shareholder rights plan.
Section 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.
          (a) Each of the Company Parties has all necessary trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The Company Board: (i) has (A) unanimously approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein, (B) directed that the Company Merger and the other transactions contemplated hereby be submitted for consideration at the Company Shareholders’ Meeting, and (C) unanimously recommended the approval of the Company Merger and the other transactions contemplated hereby by the Company Common Shareholders; and (ii) on behalf of the Company in its capacity as the Sole Trustee, (A) unanimously approved this Agreement, the Operating Trust Merger and the other transactions contemplated by this Agreement and declared that the Mergers and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein, (B) directed that this Agreement, the Mergers and the other transactions contemplated hereby be submitted for approval by the Operating Trust Unitholders entitled to vote thereon, and (C) unanimously recommended the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Operating Trust Common Unitholders. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company and the Operating Trust of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers and the Declaration of Trust Amendments, have been duly and validly authorized by all necessary trust actions on behalf of the Company and the Operating Trust. No other proceedings on the part of the Company and the Operating Trust are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Mergers and the Declaration of Trust Amendments, other than —
          (w) the affirmative approval of the Company Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares (the “Company Shareholder Approval”),
          (x) the affirmative approval of the Mergers by at least the majority of all the votes entitled to be cast on the matters by the holders of all outstanding Operating Trust Common Units (the “Operating Trust Unitholder Approval”), and
          (y) the filing and acceptance for record of appropriate merger documents as required by the Maryland REIT Law, the LLC Act and the MD RUPA.
This Agreement has been duly and validly executed and delivered by the Company and the Operating Trust and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Company and the Operating Trust, enforceable against the Company and the Operating Trust in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The Company Parties (and their respective trustees) have taken all action required to be taken by them in order to exempt this Agreement and the Mergers, and this Agreement and the Mergers are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the Maryland REIT Laws.
     Section 4.05 No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Shareholder Approval and the Operating Trust Unitholder Approval, the execution and delivery of this Agreement by any of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Company Articles or the Company Bylaws, (2) the Operating Trust Articles or the Operating Trust Bylaws or (3) the JV Organizational Documents or the Subsidiary Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expirations or terminations of applicable waiting periods, and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company, the Operating Trust, or any U.S. Subsidiary, Foreign Subsidiary or JV Entity or by which any property or asset of the Company, the Operating Trust, or any U.S. Subsidiary, Foreign Subsidiary or JV Entity is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Trust, or any U.S. Subsidiary or Foreign Subsidiary or pursuant to, any of the terms, conditions or provisions of any Permit or Contract to which the Company, or any U.S. Subsidiary or Foreign Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.
          (b) The execution and delivery by the Company Parties of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” Laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the German Act Against Restraints of Competition, as amended

(the “German Act”), (D) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Merger to be sent to the Company Shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, (E) the filing with the SEC of an information statement relating to the Company Merger to be sent to the Operating Trust Unitholders (as amended or supplemented from time to time, the “Information Statement”) pursuant to Regulation 14C promulgated under the Exchange Act (which Information Statement is contemplated to be included as part of the Form S-4), (F) the filing with the SEC of one or more combined registration statements and proxy statements on Form S-4 (such combined registration statement(s) and proxy statements, together with any amendments or supplements thereto, the “Form S-4”), (G) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (H) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.
     Section 4.06 Permits; Compliance with Laws.
          (a) Each of the Company, the Operating Trust, the U.S. Subsidiaries and the Foreign Subsidiaries and, to the knowledge of the Company, the JV Entities, is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority or Foreign Governmental Entity, as applicable, necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to possess, obtain or maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company, the Operating Trust, any U.S. Subsidiary, or any Foreign Subsidiary nor, to the knowledge of the Company, any JV Entity, is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Trust, or any U.S. Subsidiary or JV Entity or any laws applicable to the Foreign Subsidiaries by which any property or asset of the Company, the Operating Trust, any U.S. Subsidiary, any JV Entity or any Foreign Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.
          (a) Each of the Company and the Operating Trust has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company or any of its U.S. Subsidiaries on the other hand since January 1, 2004. Except as set forth in Section 4.07(a) of the Disclosure Schedule, no U.S. Subsidiary other than the Operating Trust is or has been required to file any form, report or other document with the SEC or any securities exchange or quotation service.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated U.S. Subsidiaries and the Foreign Subsidiaries or the Operating Trust and its consolidated U.S. Subsidiaries and the Foreign Subsidiaries, as the case may be, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).
          (c) Except (i) to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2006 (including the notes thereto) included in the Company’s Form 10-K for the fiscal year ended December 31, 2006, (ii) liabilities incurred on behalf of the Company, any U.S. Subsidiary or any Foreign Subsidiary in connection with this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, none of the Company, its U.S. Subsidiaries or Foreign Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (d) Since the enactment of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Since the Company became subject to the provisions of Rule 404 of the Sarbanes-Oxley Act, it has complied in all material respects with such provisions.

     Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2006 through the date hereof, (a) each of the Company, the Operating Trust, the U.S. Subsidiaries and the Foreign Subsidiaries has conducted its business in the ordinary course consistent with past practice, (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (c) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Series I Preferred Shares, Company Common Shares or the Operating Trust Units other than (i) regular quarterly cash dividends at a rate equal to $0.4525 per Company Common Share, (ii) dividends paid to holders of the Company Series I Preferred Shares in accordance with the terms of such security, and (iii) distributions paid to holders of Operating Trust Units in accordance with the terms of the Operating Trust Articles, and (d) there has not been any change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any U.S. Subsidiary.
     Section 4.09 Absence of Litigation. Except (i) as listed in Section 4.09 of the Disclosure Schedule or (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its U.S. Subsidiaries or Foreign Subsidiaries or any of its or their respective properties or assets or any director, officer or employee of the Company or any U.S. Subsidiaries or Foreign Subsidiaries or other Person, in each case, for whom the Company or any U.S. Subsidiaries or Foreign Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. None of the Company and the U.S. Subsidiaries or Foreign Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.10 Employee Benefit Plans.
          (a) Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) other than a multiemployer plan (within the meaning of Section 3(37) of ERISA)) and all material bonus, stock option, stock purchase, restricted stock, other equity or equity-based awards, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employment, retention, termination, change in control, severance or other benefit plans, programs or arrangements, contracts or agreements, in each case, to which the Company or any U.S. Subsidiary is a party, with respect to which the Company or any U.S. Subsidiary has any current or future obligation or which are maintained, contributed to or sponsored by the Company or any U.S. Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any U.S. Subsidiary (all such plans, programs, arrangements, contracts or agreements, collectively, the “Plans”). The Company has made available, or will make available prior to the Operating Trust Merger Effective Time, to Parent, to the extent applicable, copies, which are correct and complete in all material respects, of the following: (i) the Plans (or to the extent no such copy exists, an accurate written description thereof), (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS with respect to any Plan. Except as set forth on Section 4.10(a)(ii) of the Disclosure Schedule, other than statutory plans, the Company sponsors no employee benefits plans for non-U.S. employees.
          (b) Each Plan has been established and operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986 (the “Code”), except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its U.S. Subsidiaries, no “prohibited transaction”, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Plan other than to a Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (and with respect to such plans to the Company’s knowledge no prohibited transaction has occurred). Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of the Company, threatened or anticipated, with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and each related trust that is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (d) Neither the Company nor any ERISA Affiliate, (i) sponsors or has any obligation with respect to any employee benefit plan that is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association, is a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability, but excluding liability in the ordinary course for contributions to multiemployer plans)) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise. The Company does not have any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required by Section 4980B of the Code or similar state Law.

          (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) result in or cause the vesting, exercisability, acceleration of payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate or result in any amount failing to be deductible by reason of Section 280G of the Code. The Company has provided Parent with reasonable estimates of the potential excess parachute payments (within the meaning of Section 280G of the Code) paid or payable by the Company or any of its U.S. Subsidiaries or Foreign Subsidiaries in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.
          (f) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company or any of its U.S. Subsidiaries under Section 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.
          (g) For purposes of this Section 4.10, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign Laws or regulations.
     Section 4.11 Labor Matters.
          (a) Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any U.S. Subsidiary is a party to any collective bargaining agreement, trade union or other labor union contract applicable to persons employed by the Company or any U.S. Subsidiary or Foreign Subsidiary. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any U.S. Subsidiary or Foreign Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any U.S. Subsidiary or Foreign Subsidiary under such agreement or contract, (ii) none of the employees of the Company or its U.S. Subsidiaries or Foreign Subsidiary is represented by a union, (iii) to the knowledge of the Company no union organizing efforts have been conducted within the last three years or are now being conducted, and (iv) there is no, and, to the knowledge of the Company, there has not been (nor is there pending or threatened) a strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any U.S. Subsidiary or Foreign Subsidiary.
          (b) The Company and each of its U.S. Subsidiaries and Foreign Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its U.S. Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.
     Section 4.12 Information Supplied. The information supplied by the Company Parties for inclusion or incorporation by reference in the S-4, Proxy Statement or any other document to be filed with the SEC or provided to holders of the Units in connection with the transactions contemplated by this Agreement (the “Other Filings”) will not, in the case of the S-4 at the time it becomes effective, or in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing at the date it is first mailed to the Company Shareholders or holders of interests in any U.S. Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made (or omitted to be made) by the Company Parties with respect to statements made or incorporated by reference therein based on information supplied by Buyer Parties in connection with the preparation of the S-4, the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Election, the Mergers, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     Section 4.13 Property.
          (a) Except as set forth in Section 4.13(a)(i) of the Disclosure Schedule, the Company, the Operating Trust, or a U.S. Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the real properties identified in Section 4.13(a)(i) of the Disclosure Schedule (each property so owned, a “Company Property” and collectively, the “Company Properties”), and except as set forth in Section 4.13(a)(ii) of the Disclosure Schedule, the Foreign Subsidiaries own title to, or a valid leasehold interest in, each of the real properties identified in Section 4.13(a)(ii) of the Disclosure Schedule (each property so owned, a “Foreign Property” and collectively, the “Foreign Properties”), each of which are all of the real estate properties owned or leased by the Company, the Operating Trust, U.S. Subsidiary or Foreign Subsidiary, in each case (except as provided below) free and clear of Liens, except for Permitted Liens and any other limitations of any kind, if any, that would not individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Permitted Liens.
          (c) For each Company Property, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable U.S. Subsidiary with respect to the Company Properties that are not subject to the Ground Leases and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company or the applicable U.S. Subsidiary holds with respect to each Company Property that is subject to a Ground Lease. To the knowledge of the Company, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.
          (d) Except as set forth in Section 4.13(d)(i) and Section 4.13(d)(ii) of the Disclosure Schedule:
          (i) to the knowledge of the Company, (A) no material certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for any such permits and approvals that are being sought in connection with the development or redevelopment of any Company Properties, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) neither the Company nor any U.S. Subsidiary or Foreign Subsidiary has received written notice of any violation of any Law affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
          (ii) to the knowledge of the Company, (A) no material certificate, permit or license from any Foreign Governmental Entity having jurisdiction over any of the Foreign Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Foreign Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Foreign Properties has not been obtained and is not in full force and effect, except for any such permits and approvals that are being sought in connection with the development or redevelopment of any Foreign Properties, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) neither the Company nor any Foreign Subsidiary has received written notice of any violation of any law affecting any of the Foreign Properties issued by any Foreign Governmental Entity which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (e) To the knowledge of the Company, neither the Company nor any U.S. Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, except for any such proceedings that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (f) Section 4.13(f) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which any Company Parties or any U.S. Subsidiary or any Foreign Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). To the knowledge of the Company, each Ground Lease is in full force and effect and none of the Company Parties, or any U.S. Subsidiary or any Foreign Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all material amendments or other modifications thereto, which copies are correct and complete in all material respects. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any U.S. Subsidiary or Foreign Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any U.S. Subsidiary or Foreign Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the U.S. Subsidiaries or Foreign Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.
          (g) Except as set forth in Section 4.13(g) of the Disclosure Schedule, neither the Company Parties nor any U.S. Subsidiary nor any Foreign Subsidiary has granted any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.
          (h) Except as set forth in Section 4.13(h) of the Disclosure Schedule, neither the Company Parties nor any U.S. Subsidiary nor any Foreign Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company Parties or the U.S. Subsidiaries or the Foreign Subsidiaries.
     Section 4.14 Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the U.S. Subsidiaries and the Foreign Subsidiaries as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any other party other than the Company or any U.S. Subsidiary or Foreign Subsidiary (“Third Party”), (b) with respect to Intellectual Property used by, owned by or licensed to the Company or any U.S. Subsidiary or any Foreign Subsidiary (“Company Intellectual Property”), the Company or such U.S. Subsidiary or Foreign Subsidiary owns the entire right, title and interest in the Company Intellectual Property purported to be owned by the

Company or any U.S. Subsidiary or Foreign Subsidiary and has the right to use the other Company Intellectual Property in the continued operation of its business as currently conducted, (c) to the knowledge of the Company, no Third Party is infringing or otherwise violating the Company Intellectual Property rights, and (d) the Company and the U.S. Subsidiaries and the Foreign Subsidiary have taken reasonable actions to protect and maintain the Company Intellectual Property (including Company Intellectual Property that is confidential in nature).
     Section 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:
          (a) Each of the Company and its U.S. Subsidiaries and Foreign Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its U.S. Subsidiaries and Foreign Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and its U.S. Subsidiaries and Foreign Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its U.S. Subsidiaries and Foreign Subsidiaries in filing their Tax Returns. True, correct and complete copies of all filed federal Tax Returns for the Company, the Operating Trust and Ameriton Properties Incorporated with respect to the taxable years commencing on or after January 2003 have been delivered or made available to representatives of Parent. Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
          (b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1997 through December 31, 2006, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT, and has so qualified, for such years, (ii) has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Company Merger (and if the Company Merger is not consummated prior to January 1, 2008, for the taxable year that will end on December 31, 2007). No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a

“qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.
          (c) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
          (d) Since January 1, 2003, (i) the Company and its U.S. Subsidiaries and Foreign Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business. Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries (other than a “taxable REIT subsidiary” or any U.S. Subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries.
          (e) All deficiencies asserted or assessments made with respect to the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries have been fully paid, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries by any taxing authority in progress. Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).
          (f) The Company and its U.S. Subsidiaries and Foreign Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
          (g) To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries does not file Tax Returns that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction.

          (h) Neither the Company nor any other Person on behalf of the Company or any U.S. Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.
          (i) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between either the Company and any of its U.S. Subsidiaries and/or Foreign Subsidiaries or between or among any two or more U.S. Subsidiaries and/or Foreign Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.
          (j) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
          (k) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries (i) is or has been at any time on or after January 1, 1997, a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned subsidiary of the Company) filing a consolidated federal income tax return and (ii) has any liability for the Taxes of another person other than the Company and such U.S. Subsidiaries and Foreign Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.
          (l) There are no Liens for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries.
          (m) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
          (n) There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries for any breach of any Tax Protection Agreement.
          (o) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
          (p) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
          (q) Since January 1, 2003, neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods.
          (r) Neither the Company nor any of its U.S. Subsidiaries or Foreign Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (s) The aggregate federal income tax basis (as determined immediately prior to the consummation of any transactions contemplated pursuant to this Agreement and assuming that no Requested Transactions are consummated) of the assets that will be transferred to MergerCo in the Merger exceeds the amount of the Company’s liabilities that MergerCo is assuming from the Company and taking the assets subject to, as determined for federal income tax purposes.
          As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries is a party pursuant to which: (a) any liability to holders of Operating Trust Common Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of an Operating Trust Common Unitholder, the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) only dispose of assets in a particular manner, and/or (v) and/or permit holders of Operating Trust Common Units to guarantee (or have guaranteed) debt of the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries; and/or (c) holders of Operating Trust Common Units have guaranteed debt of the Operating Trust.
     Section 4.16 Environmental Matters.
          (a) Except as set forth in Section 4.16 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
          (i) to the knowledge of the Company, each of the Company and the U.S. Subsidiaries and Foreign Subsidiaries (X) is in compliance with all, and has not violated any, Environmental Laws, (Y) holds all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”), and (Z) is in compliance with all of, and has not violated any of, its respective Environmental Permits;
          (ii) neither the Company nor any U.S. Subsidiary or Foreign Subsidiary has received any written notice that it has released, and the Company has not received written notice that any other person has received such a notice that it has released, Hazardous Substances on any real property currently owned, leased or operated by the Company or the U.S. Subsidiaries or Foreign Subsidiaries, and, to the knowledge of the Company, no Hazardous Substances or other conditions are present at any such property that could reasonably be expected to result in liability of or adversely affecting the Company or any U.S. Subsidiary or Foreign Subsidiary under any Environmental Law; and
          (iii) neither the Company nor any U.S. Subsidiary nor any Foreign Subsidiary has received any written notice alleging that the Company or any U.S. Subsidiary or Foreign Subsidiary is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law and, to the knowledge of the Company, there is no basis for any such notice.
          (b) Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.
     Section 4.17 Material Contracts. Section 4.17 of the Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any U.S. Subsidiary or Foreign Subsidiary or is a party affecting the obligations of any party thereunder) to which the Company or any U.S. Subsidiary or any Foreign Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement required to be scheduled, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 90 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to Closing), or (3) is by and among only the Company and any U.S. Subsidiary and/or Foreign Subsidiary or among U.S. Subsidiaries and/or Foreign Subsidiaries:
          (a) all agreements that call for aggregate payments by, or other consideration from, the Company or any U.S. Subsidiaries or Foreign Subsidiaries under such contract of more than $25,000,000 over the remaining term of such contract
          (b) all agreements that call for annual aggregate payments by, or other consideration from, the Company or any U.S. Subsidiaries or Foreign Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;
          (c) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any U.S. Subsidiary or Foreign Subsidiary is currently engaged or geographic area with respect to the Company or any U.S. Subsidiary or Foreign Subsidiary, or that purports to restrict in any material respect the right of the Company or any Affiliate to conduct any line of business in which the Company or any Affiliate is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Affiliate may conduct business;

          (d) any partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Company or any U.S. Subsidiary or Foreign Subsidiary with any Third Party;
          (e) any agreements for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Company Property or any asset that if purchased by the Company or any U.S. Subsidiary would be a Company Property;
          (f) any contract or agreement pursuant to which the Company or any U.S. Subsidiary or Foreign Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any U.S. Subsidiary (other than the Organizational Documents);
          (g) any Contract pursuant to which the Company or any U.S. Subsidiary or Foreign Subsidiary has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $10,000,000; or any Contract relating to the settlement or proposed settlement of any Action, which involves the issuance of equity securities or the payment of an amount in excess of $10,000,000;
          (h) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of, for the benefit of, or payable to the Company or any U.S. Subsidiary (other than among the Company and any U.S. Subsidiaries and/or Foreign Subsidiaries) in excess of $10,000,000;
          (i) any Contract (other than any Organizational Document and any Indebtedness among the Company and U.S. Subsidiaries or Foreign Subsidiaries) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any U.S. Subsidiary, Foreign Subsidiary, JV Entity or other Person in excess of $10,000,000; and
          (j) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).
          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any U.S. Subsidiary nor any Foreign Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or its U.S. Subsidiaries or its Foreign Subsidiaries have received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its U.S. Subsidiaries or Foreign Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto. The Company has made available to Parent copies of all

Material Contracts (including any amendments or other modifications thereto), which copies are correct and complete in all material respects.
     Section 4.18 Brokers. No broker, finder or investment banker or other Person, other than Morgan Stanley & Co. Inc., the Company’s financial advisor (the “Company Financial Advisor”), is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any U.S. Subsidiary or Foreign Subsidiary. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor, under which the Company Financial Advisor would be entitled to any payment in connection with the Merger or the other transactions contemplated by this Agreement.
     Section 4.19 Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company the written opinion of the Company Financial Advisor (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, the Company Common Share Merger Consideration to be received by holders of Company Common Shares is fair from a financial point of view to such holders. The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt).
     Section 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance coverages, other than the Company Title Insurance Policies and property level insurance held by, or for the benefit of, any Foreign Subsidiary, held by, or for the benefit of, the Company or any of its U.S. Subsidiaries and Foreign Subsidiaries, including the underwriter and the amount of such coverages. With respect to each such insurance policy, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and each of its U.S. Subsidiaries and Foreign Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any U.S. Subsidiary nor any Foreign Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.20 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its U.S. Subsidiaries or Foreign Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.21 Interested Party Transactions. Except as set forth in the Company SEC Reports filed with the SEC prior to the date of this Agreement, there are no events that would be required to be reported by the Company or the Operating Trust pursuant to Item 404 of Regulation S-K promulgated by the SEC, and no material Contracts, agreements or loans between the Company or any U.S. Subsidiary or Foreign Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities or partnership interests of the Company or the Operating Trust, or (c) any associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of the U.S. Subsidiaries or Foreign Subsidiaries has made any loans to any such executive officers or trustees of the Company.
     Section 4.22 Investment Company Act of 1940. None of the Company or any U.S. Subsidiary or Foreign Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
          The Buyer Parties hereby jointly and severally represent and warrant to the Company Parties as follows:
     Section 5.01 Corporate Organization.
          (a) Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.
          (b) MergerCo is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Maryland. The statement of partnership authority of MergerCo is in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerCo has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding partnership interests MergerCo are owned beneficially by Parent.
          (c) Operating Trust MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. The certificate of formation of Operating Trust MergerSub is in effect and no dissolution, revocation or forfeiture proceedings regarding Operating Trust MergerSub have been commenced. Operating Trust MergerSub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Operating Trust MergerSub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding limited liability company interests of Operating Trust MergerSub are owned beneficially by Parent.
     Section 5.02 Ownership of MergerCo and Operating Trust MergerSub; No Prior Activities. MergerCo is a wholly owned subsidiary of Parent. Each of MergerCo and Operating Trust MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither MergerCo nor Operating Trust MergerSub has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.
     Section 5.03 Authority Relative to this Agreement.
          (a) Each of Parent, MergerCo and Operating Trust MergerSub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerCo or Operating Trust MergerSub or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as contemplated by the immediately succeeding sentence. Immediately following execution of this Agreement by the parties hereto, Parent shall execute and deliver to MergerCo a written consent approving this Agreement and the Merger in its capacity as the direct or indirect owner of general partner of MergerCo. This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Operating Trust MergerSub and, assuming the due authorization, execution and delivery by each of Parent, MergerCo and Operating Trust MergerSub constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Operating Trust MergerSub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all limited partnership actions required to be taken by Parent for the consummation of the Mergers (to the extent that it is a party thereto).
          (c) MergerCo has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and MergerCo has taken all partnership actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto) except for execution of the Articles of Merger and filing thereof with the SDAT, subject to the third sentence of Section 5.03(a), and filing with the State of Maryland of articles supplementary as contemplated by the last sentence of Section 3.01(d).
          (d) Operating Trust MergerSub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Operating Trust Merger, and Operating Trust MergerSub has taken all limited liability company actions required to be taken for the consummation of the Operating Trust Merger (to the extent that it is a party thereto).
     Section 5.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent, MergerCo and Operating Trust MergerSub does not, and the performance of Parent, MergerCo and Operating Trust MergerSub’s obligations hereunder will not, (i) conflict with or violate the limited liability company agreement of any of Parent, MergerCo, or Operating Trust MergerSub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, MergerCo, or Operating Trust MergerSub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated hereby or (B) reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution and delivery of this Agreement by Parent, MergerCo, or Operating Trust MergerSub does not, and the performance of Parent, MergerCo or Operating Trust MergerSub obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the German Act, (C) the filing with the SEC of the Proxy Statement, (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the State of Maryland, and (E) the filing of the Operating Trust Articles of Merger with, and the acceptance for record thereof by, the State of Maryland, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated hereby or (B) reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.05 Information Supplied. None of the information supplied by Parent, MergerCo, or Operating Trust MergerSub or any affiliate of Parent for inclusion or incorporation by reference in the S-4, the S-4 Related Documents, the Proxy Statement or the Other Filings will, in the case of the S-4 at the time it becomes effective, and in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders or at the time of the Company’s Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company Shareholders or holders of interests in any U.S. Subsidiary or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties in connection with the preparation of the S-4, Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 5.06 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (a) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (b) have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.07 Required Financing; Guarantees.
          (a) Parent will have sufficient funds at the Closing to (i) pay the aggregate Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Mergers or the financing thereof.
          (b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from Tishman Speyer Real Estate Venture VII, L.P. to provide Parent with equity financing in an aggregate amount of up to $250,000,000 and from Lehman Brothers Holdings Inc., Real Estate Private Equity Inc. and Banc of America Strategic Ventures, Inc. to provide Parent with equity financing in an aggregate amount of up to $4,850,000,000 (collectively, the “Equity Funding Letter”), and (ii) an executed commitment letter (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from Lehman Commercial Paper Inc. and Banc of America Strategic Ventures, Inc. and its affiliates (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with financing in an aggregate amount of $17,100,000,000 (the “Debt Financing” and together with the financing referred to in clause (i) being collectively referred to as the “Financing”). The Financing Commitments are legal, valid and binding obligations of the Parent and, to the knowledge of the Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent, and to the knowledge of the Parent, any other parties thereto, under the Financing Commitments. As of the date hereof, and assuming the condition set forth in Section 8.02(a) hereof is satisfied, the Parent reasonably believes that it will be able to satisfy the material conditions to the Financing contemplated by the Financing Commitments and that the Financing will be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Equity

Funding Letter and the Debt Commitment Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).
          (c) Concurrently with the execution of this Agreement, Parent has delivered to the Company guarantees (the “Guarantees”) executed by Lehman Brothers Holdings Inc. and Tishman Speyer Real Estate Venture VII, L.P. (the “Guarantors”).
     Section 5.08 No Ownership of Company Shares. Neither Parent nor any of its subsidiaries, including MergerCo and Operating Trust MergerSub, own any Company Common Shares or other securities of the Company or any Subsidiaries.
     Section 5.09 Brokers. Prior to the Closing, the Company Parties will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, or Operating Trust MergerSub or any of their subsidiaries.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGERS
     Section 6.01 Conduct of Business by Company Parties Pending the Mergers. The Company Parties agree that, between the date of this Agreement and the Company Merger Effective Time, except as required or expressly permitted by this Agreement or as set forth in Section 6.01 (and any subsection thereto) of the Disclosure Schedule or with the prior written consent of Parent the businesses of the Company, the U.S. Subsidiaries, and the Foreign Subsidiaries shall be conducted in, and the Company, the U.S. Subsidiaries and the Foreign Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice; and the Company Parties shall and shall cause the U.S. Subsidiaries and the Foreign Subsidiaries to use commercially reasonable efforts to conduct their operations in compliance with applicable Laws and to maintain and preserve substantially intact the business organization of the Company, the U.S. Subsidiaries and the Foreign Subsidiaries, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Company, the U.S. Subsidiaries, and the Foreign Subsidiaries with lessees and other persons with which the Company, any U.S. Subsidiary or any Foreign Subsidiary has significant business relations. Except as otherwise required or expressly permitted by this Agreement, as requested by any of the Buyer Parties, or as set forth in Section 6.01 (and any subsection thereto) of the Disclosure Schedule, neither the Company, any U.S. Subsidiary, nor any Foreign Subsidiary shall do, and with respect to JV Entities in which the Company, a U.S. Subsidiary or a Foreign Subsidiary is not the managing member or general partner, none of the Company, any U.S. Subsidiary or any Foreign Subsidiary shall consent or withhold consent, as the case may be (provided such JV Entity shall only be required to consent or withhold consent, as the case may be, to the extent it has an express contractual consent right with respect to the matters set forth below) to such JV Entity doing, between the date of this Agreement and the Company Merger Effective Time, any of the following without the prior written consent of Parent; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within four (4) days from the date on which a written request for such consent is provided by the

Company to Parent and, following a second written request by the Company at any time after such four (4) day period, Parent does not object within one (1) business day from the date on which such second request is provided by the Company to Parent (provided that solely for the purposes of this Section 6.01, an e-mail sent to each of the persons set forth in Section 10.02 or their designees shall be considered a written request):
          (a) except as set forth in Section 6.01(a) of the Disclosure Schedule, amend or otherwise change any provision of the Company Articles, Company Bylaws, Operating Trust Articles, Operating Trust Bylaws or any other Subsidiary Organizational Documents;
          (b) (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or any class of capital stock or other equity interest of the Company or any U.S. Subsidiary or Foreign Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interest, such capital stock, or any other equity interest, of the Company or any U.S. Subsidiary or Foreign Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options or Company SARs or vesting of Company Restricted Share Units or Company Dividend Equivalent Units that are outstanding as of the date of this Agreement, (B) issuance of Company Common Shares upon conversion or exchange of the Convertible Notes, (C) issuance of additional Company Dividend Equivalent Units in accordance with the Company Incentive Plans with respect to Company Restricted Share Units and Company Dividend Equivalent Units that are outstanding as of the date of this Agreement, (D) issuance of Company Common Shares upon redemption of, or in exchange for, Operating Trust Common Units pursuant to the Operating Trust Articles, (E) issuance of Company Common Shares upon redemption of, or in exchange for, the Operating Trust Series M Preferred Unit, and (F) issuance of Operating Trust Common Units upon conversion or exchange of Operating Trust Series N Preferred Units; (ii) repurchase, redeem or otherwise acquire any of its own securities or equity equivalents other than (A) in the ordinary course of business in connection with (1) the cashless exercise of Company Share Options or Company SARs, or (2) the vesting of, or lapse of restrictions on, Company Restricted Share Units or Company Dividend Equivalent Units, in each case, in order to satisfy withholding or exercise price obligations, (B) the redemption of Series M Preferred Unit in accordance with the Operating Trust Articles, (C) the redemption, exchange or conversion of Series N Preferred Units in accordance with the Operating Trust Articles, (D) the redemption of Company Series I Preferred Shares in accordance with the Company Articles and the corresponding redemption of Operating Trust Series I Preferred Units in accordance with the Company Articles, (E) the redemption of Operating Trust Common Units pursuant to the Operating Trust Articles, (F) the redemption or repurchase of the Convertible Notes, or (G) the redemption or the repurchase by a wholly owned U.S. Subsidiary or Foreign Subsidiary of the Company of its own securities or equity equivalents; (iii) reclassify, combine, split, or subdivide any capital stock or other equity interest of the Company or any U.S. Subsidiary or Foreign Subsidiary; or (iv) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock or other equity interests of the Company or any U.S. Subsidiary, except for (A) dividends by any direct or indirect wholly owned U.S. Subsidiary only to the Company or any other U.S. Subsidiary, (B) its quarterly dividend on Company Common Shares, Company Restricted Share Units and Company Dividend Equivalent Units of $0.4525 per share or unit, as the case may be, payable on May 31, 2007, (C) the distribution on

Operating Trust Common Units of $0.4525 per Operating Trust Common Unit payable on May 31, 2007, (D) unit distribution on the Operating Trust Series M Preferred Unit declared and paid in accordance with the terms thereof, (E) distribution on Operating Trust Series N Preferred Units declared and paid in accordance with the terms thereof, (F) dividends on the Company Series I Preferred Shares declared and paid in accordance with the terms thereof, and (G) dividends and distributions on the Company Common Shares and the Operating Trust Common Units that are necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code; provided, however, that the declaration and payment of any such dividend or distribution shall reduce the Company Common Share Merger Consideration, the Operating Trust Cash Consideration, as applicable, on a dollar for dollar basis;
          (c) except as set forth in Section 6.01(c) of the Disclosure Schedule and permitted by Section 6.01(c)(ii), acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property (other than real property) or asset or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property (other than any exchange of real property in accordance with Section 6.01(c) of the Disclosure Schedule pursuant to Section 1031 of the Code
          (d) incur Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for Indebtedness, except for: (i) Indebtedness for borrowed money incurred under the Company’s revolving credit facilities or other existing similar lines of credit in the ordinary course of business; (ii) refinancings of mortgage Indebtedness secured by one or more Company Properties as such loans become due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent and prepayable by the Company without penalty or premium; (iii) Indebtedness for borrowed money with a maturity of not more than eighteen months in a principal amount not in excess of $500,000,000 in the aggregate for the Company and the U.S. Subsidiaries taken as a whole and prepayable by the Company without penalty or premium; (iv) Indebtedness for borrowed money incurred in order for the Company Parties to pay any dividend, dividend equivalent or distribution permitted to be paid by Section 6.01(b) and prepayable by the Company without penalty or premium, (v) Indebtedness in the principal amount outstanding on the date hereof encumbering those properties to be acquired as contemplated by Section 6.01(c) of the Disclosure Schedules, provided that the assumption of any such Indebtedness shall permit and acknowledge the Mergers without triggering any payments or result in the loss of any benefit; and (vi) inter-company Indebtedness among any of the Company, the U.S. Subsidiaries and the Foreign Subsidiaries;
          (e) except as set forth on Section 6.01(e) of the Disclosure Schedule, (i) other than (A) energy swaps, energy options, forward energy contracts and other energy hedging agreements, (B) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects which do not materially increase the cost of such projects, or (C) with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed, modify, amend or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract or; (ii) enter into any Contract that would limit or otherwise restrict the Company or any of the U.S. Subsidiaries or Foreign Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect; or (iii) other than energy swaps, energy options, forward energy contracts and other energy hedging agreements in the ordinary course of business consistent with past practice or as may otherwise be required by the terms of any Indebtedness of the Company or any U.S. Subsidiary or Foreign Subsidiary, enter into or amend the terms of any Hedging Agreement;
          (f) except as set forth in Section 6.01(f) of the Disclosure Schedule or as required by Law, any existing agreement, arrangement or compensation plan or any of the Company Incentive Plans, (i) increase the compensation or benefits payable to its trustees, directors, officers or employees, except for (A) increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company, any U.S. Subsidiary, or any Foreign Subsidiary, and (B) increases in salaries, wages, bonuses, incentives or benefits of employees of the Company, any U.S. Subsidiary, or any Foreign Subsidiary not to exceed (x) $500,000 of salary, wage and incentive or benefit increases for all such employees in the aggregate, and (y) $500,000 of bonuses for all such employees in the aggregate; provided that in each case such increase shall not result in result in any amount failing to be deductible by reason of Section 280G of the Code; (ii) grant to any director, officer, employee or independent contractor of the Company or of any U.S. Subsidiary or Foreign Subsidiary any new employment, retention, bonus, severance, change of control or termination pay awards or equity-based cash awards (including cash bonuses or dividend equivalent rights), except for any such grant in an amount that, when taken together with all such grants and any bonus made as permitted by clause (y) above, and any increase, alteration or amendment permitted by clause (iii) below, does not exceed $500,000 in the aggregate; provided that in each case such grant shall not result in any amount failing to be deductible by reason of Section 280G of the Code; (iii) grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control, retention or termination pay or benefits, except for any such increase, alteration or amendment resulting in additional compensation in an amount that, when taken together with any bonus made as permitted by clause (y) above and any grant made as permitted by clause (ii) above, does not exceed $500,000 in the aggregate; provided that in each case such increase, alteration or amendment shall not result in any amount failing to be deductible by reason of Section 280G of the Code; (iv) establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement (including any Plan) with any director, officer, employee or independent contractor; (v) remove any restrictions in any Plans or awards made thereunder; (vi) except as set forth in Sections 3.01(e)-(h) of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder; or (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would be reasonably be expected to result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement; provided, however, that nothing shall prohibit the Company from hiring new employees in the ordinary course of business so long as the Company does not take any of the actions prohibited by this Section 6.01(f) in so doing;
          (g) except as set forth on Section 6.01(g) of the Disclosure Schedule, repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, or repayments of Indebtedness in accordance with their terms, as such loans become due and payable;
          (h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, in which case the Company shall notify the Parent, or with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed change any of its financial accounting principles or policies;
          (i) except as set forth on Section 6.01(i) of the Disclosure Schedule, (A) make any loans, advances or capital contributions to, or investments in, any other Persons (other than (1) to any U.S. Subsidiary, Foreign Subsidiary, or any Person listed on Schedule 6.01, (2) to any JV Entity if required by the governing documents of such JV Entity, and (3) as required by any Material Contract in effect on the date hereof which has been provided or made available to Parent); or (B) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (i) the Capital Expenditures listed or identified in Schedule 6.01(i) (the “Capital Expenditure Schedule”), (ii) any other individual Capital Expenditure not exceeding $1,000,000 individually or $10,000,000 in the aggregate, and (iii) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of the Company Properties or Foreign Properties and as reasonably determined by the Company to be necessary to keep the Company Properties or Foreign Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties or Foreign Properties as is necessary in the event of an emergency situation;
          (j) except as set forth on Schedule 6.01(j) of the Disclosure Schedule, waive, release, assign, settle or compromise (i) any Action other than (A) as would not restrict in any material respect the Company, any U.S. Subsidiary, or any Foreign Subsidiary from conducting its business as currently conducted (except as required by law) and does not involve payments not reflected or reserved in the Company’s consolidated financial statements in excess of $500,000 with respect to any individual Action and $5,000,000 in the aggregate, or (B) in the ordinary course of business consistent with past practice, or (ii) any Action that is brought by any current, former or purported holder or purported class of holders of any securities of the Company in its capacity as such;
          (k) except as set forth on Section 6.01(k) of the Disclosure Schedule, make, rescind or revoke any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless in each case such action is required by Law or necessary (i) to preserve the status of the Company as a REIT under the Code (or to preserve the status of any U.S. Subsidiary set forth on

Section 4.15(b) of the Disclosure Schedule as a REIT) or (ii) to qualify or preserve the status of any U.S. Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be. Notwithstanding the forgoing, nothing in this provision shall preclude Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;
          (l) except as set forth on Section 6.01(l) of the Disclosure Schedule, enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any U.S. Subsidiary with respect thereto;
          (m) amend any term of any outstanding security or equity interest of the Company or any U.S. Subsidiary;
          (n) except as set forth on Section 6.01(n) of the Disclosure Schedule, sell or otherwise dispose of, or subject to any encumbrance, any Company Properties, Foreign Properties or other material assets other than (i) pending sales of Company Properties or Foreign Properties pursuant to definitive agreements executed prior to the date hereof and identified in Section 6.01(n) of the Disclosure Schedule and (ii) leases (other than ground leases) made in the ordinary course of business;
          (o) except as set forth on Section 6.01(o) of the Disclosure Schedule, adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;
          (p) except as set forth on Section 6.01(p) of the Disclosure Schedule, fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies covering the Company, Company Properties, Foreign Properties, U.S. Subsidiaries, Foreign Subsidiaries and their respective properties, assets and businesses;
          (q) other than in connection with any development or redevelopment projects listed or identified in Section 6.01(q) of the Disclosure Schedule (the “Development Schedule” and, together with the projects listed on the Capital Expenditure Schedule, the “Company Projects”), initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties;
          (r) take any action that would cause any of the representation or warranties of the Company contained herein to become inaccurate in any material respect or any of the material covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.02; or
          (s) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

          In connection with the continued operation of the Company and its U.S. Subsidiaries and Foreign Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to be materially adverse to the Company or its subsidiaries. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.
     Section 6.02 Other Actions. Each party agrees that, between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.
     Section 6.03 Control of Company Parties’ Business. The parties acknowledge and agree that (a) nothing contained in this Agreement shall give any of the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company Parties or any of their subsidiaries prior to the Company Merger Effective Time, (b) prior to the Company Merger Effective Time, each of the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Buyer Parties will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate the HSR Act or German Act, if applicable.
     Section 6.04 Redemption Rights. The Company Parties agree that, in the event a that a holder of Operating Trust Class A-1 Common Units exercises its Redemption Right (as defined in Section 6.6.A of the Operating Trust Articles), the Company will, if so directed by Parent, exercise its right to elect to assume directly and satisfy such Redemption Right by paying to such holder of Operating Trust Class A-1 Common Units the Cash Amount or the Shares Amount (as defined in the Operating Trust Articles), in each case as directed by Parent; provided, however, that the Company shall not be required to take any action in contravention of (i) any securities Law or (ii) any historic, preexisting contractual obligation in effect as of the date hereof or as set forth on Section 6.04 of the Disclosure Schedule.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.01 Proxy Statement, Information Statement, Other Filings and Form S-4.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company Parties shall prepare and, once reasonably acceptable to Parent and the Company Parties, file with the SEC the preliminary Proxy Statement and each of the Company Parties and Buyer Parties shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company Parties and Buyer Parties shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Information Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements and information statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company Parties and Buyer Parties shall use its commercially reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause (i) the definitive Proxy Statement to be filed with, and cleared by, the SEC, (ii) the Information Statement to be filed with the SEC and (iii) the definitive Proxy Statement and the Information Statement to be mailed to the Company Shareholders and the Operating Trust Unitholders, respectively, as promptly as reasonably practicable following clearance from the SEC of the definitive Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company Parties or the Buyer Parties or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, the Information Statement or the Other Filings, so that the Proxy Statement, the Information Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, the Information Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.
          (b) As promptly as reasonably practicable following the date of this Agreement, the Company Parties shall prepare and, once reasonably acceptable to Parent and the Company Parties, file with the SEC the Form S-4 in connection with the registration under the Securities Act of the Series O Preferred Units to be issued in connection with the Operating Trust Merger in accordance with Section 3.02(a), which Form S-4 shall include one or more prospectuses (such offers and proxy statements, together with any amendments or supplements thereto, the “S-4 Related Documents”). The Form S-4 shall also contain the information required for the Information Statement. The S-4 Related Documents shall set forth the procedures, reasonably acceptable to the Company and the Operating Trust, for holders of the Operating Trust Class A-1 Common Units to make an Election, including the deadline for making an Election and the procedures (if any) for revoking an Election. The Company Parties and the Buyer Parties shall cause the Form S-4 and S-4 Related Documents to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the S-4 or S-4 Related Documents and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the S-4 or S-4 Related Documents. If at any time prior to the completion of the Election, any information relating to the Company Parties or the Buyer Parties or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the S-4 or S-4 Related Documents, so that the S-4 or S-4 Related Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Operating Trust Unitholders. Notwithstanding anything to the contrary stated above, prior to filing the S-4 or S-4 Related Documents (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the S-4. Each of the Company Parties shall use its commercially reasonable efforts, and the Buyer Parties shall cooperate with the Buyer Parties, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the S-4 Related Documents with the SEC) and kept effective as long as is necessary to complete the Operating Trust Merger and the Election. The Company Parties shall promptly notify Parent, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the Series O Preferred Unit. The Company Parties also shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Hogan & Hartson LLP or other counsel reasonably satisfactory to Parent to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Parent shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Wachtell, Lipton, Rosen & Katz or other counsel reasonably satisfactory to the Company Parties to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations. The Operating Trust shall mail the S-4 Related Documents to the Operating Trust Unitholders, as applicable, as promptly as practicable after the Form S-4 shall have become effective.
     Section 7.02 Shareholders’ Meeting.
          (a) The Company shall, in accordance with applicable Law and the Company Articles and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof), (the “Company Shareholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Shareholder Approval. Except to the extent that the Company Board or a Special Committee shall have withdrawn, qualified or modified its approval or recommendation of the Company Merger in compliance with Section 7.04(d), the Company Board or a Special Committee shall recommend to the Company Common Shareholders that they approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement and shall include such recommendations in the Proxy Statement (the “Company Recommendation”). Unless this Agreement shall have been terminated in accordance with Section 9.01, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board or a Special Committee has withdrawn, qualified or modified the Company Recommendation. Subject to Section 7.04(d), the Company will use reasonable best efforts to solicit or cause to be solicited from the Company Common Shareholders proxies in favor of the approval of this Agreement and the Company Merger and will take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by the rules of the NYSE or applicable Law to obtain such approvals.
          (b) If deemed necessary by the parties hereto in accordance with applicable Law and the Operating Trust Articles and Operating Trust Bylaws, the Operating Trust shall, in accordance therewith, duly call, give notice of, convene and hold a meeting of the holders of its unitholders, such meeting to be held on the same date as the Company Shareholders’ Meeting (including any adjournments or postponements thereof) (the “Operating Trust Shareholders’ Meeting”) as promptly as practicable after the date that the Form S-4 is declared effective by the SEC, for the purpose of obtaining the Operating Trust Unitholder Approval and the Operating Trust Articles Amendment Approval. If the Operating Trust Shareholders’ Meeting is deemed necessary, except to the extent that the Company Board or a Special Committee shall have withdrawn, qualified or modified its approval or recommendation of the Company Merger in compliance with Section 7.04(d), the Company Board or a Special Committee, on behalf of the Company as the Sole Trustee, shall recommend to Operating Trust Common Unitholders that they approve this Agreement, the Mergers and the Declaration of Trust Amendments and shall include such recommendations in the Form S-4 (the “Operating Trust Recommendation”). If the Operating Trust Shareholders’ Meeting is deemed necessary, unless this Agreement shall have been terminated in accordance with Section 9.01, (i) the Operating Trust shall hold the Operating Trust Shareholders’ Meeting regardless of whether the Company Board or a Special Committee has withdrawn, qualified or modified the Operating Trust Recommendation and (ii) the Company shall cause each Operating Trust Class A-2 Common Unit owned by the Company to be voted in favor of this Agreement, the Mergers and the Declaration of Trust Amendments. If the Operating Trust Shareholders’ Meeting is deemed necessary, subject to Section 7.04(d), the Company Parties will use reasonable best efforts to solicit or cause to be solicited from the Operating Trust Common Unitholders proxies in favor of the approval of the Operating Trust Merger and the Declaration of Trust Amendments and will take all other action necessary or advisable to secure the vote or consent of the Operating Trust Common Unitholders required by applicable Law to obtain such approvals.

     Section 7.03 Access to Information; Confidentiality.
          (a) Subject to applicable Law, from the date hereof until the Company Merger Effective Time, the Company shall, and shall cause the U.S. Subsidiaries and Foreign Subsidiaries and the Representatives of the Company and the U.S. Subsidiaries and Foreign Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each U.S. Subsidiary and Foreign Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent informs the Company in advance and provides the Company a reasonable opportunity to observe such discussions, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its U.S. Subsidiaries or Foreign Subsidiaries, unless in each case Parent informs the Company in advance and provides the Company a reasonable opportunity to observe such discussions, provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the transactions contemplated by this Agreement and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors or (iii) damage any property or any portion thereof except to the extent such damage caused by Parent or its Representatives is fully restored to its condition prior to such damage by Parent at its sole cost and expense. Without limiting the provisions of this Section 7.03(a) and subject to any rights of tenants under Company Contracts, Parent and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company Properties; provided, however, that neither the Buyer Parties nor their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of the U.S. Subsidiaries or Foreign Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the U.S. Subsidiaries or Foreign Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that the Company and the U.S. Subsidiaries and Foreign Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information). No investigation conducted under this Section 7.03, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.
          (b) Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated May 9, 2007 between Tishman Speyer Development Corp. and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, Parent and its Representatives may furnish Evaluation Material (as defined in the Confidentiality Agreement)

to any Person in connection with such Person’s potential investment in or provision of financing to Parent or its affiliates or evaluation of the acquisition of assets of the Company, U.S. Subsidiary or Foreign Subsidiary in connection with or following the Closing, in each case, so long as any such Person has entered into a confidentiality agreement with the Company substantially similar to the Confidentiality Agreement or has agreed in writing to be bound by the provisions of the Confidentiality Agreement to the same extent as if an original party signatory thereto.
     Section 7.04 No Solicitation of Transactions.
          (a) Except as permitted by, and subject to, Sections 7.04(c), (d) and (e), until the earlier of the Company Merger Effective Time or the date this Agreement is terminated pursuant to Article IX, none of the Company, its U.S. Subsidiaries or its Foreign Subsidiaries nor any of their respective Representatives will (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information, provided, that the public disclosure in accordance with its obligations as a public reporting company under the Exchange Act or in the ordinary course of business consistent with past practice, in each case, with respect to the Company’s ordinary course operations will not, in and of itself, constitute initiating, soliciting, encouraging or knowingly facilitating under this proviso (i)) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any U.S. Subsidiary or Foreign Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement, or otherwise, (iii) withdraw, modify or amend the Company Recommendation or the Operating Trust Recommendation, if applicable, in any manner adverse to any Buyer Party, or fail to make the Company Recommendation or the Operating Trust Recommendation (any event described in this clause (iii), a “Change in Recommendation”), (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal.
          (b) Except as permitted by, and subject to, Sections 7.04(c), (d) and (e), the Company shall take, and shall cause the U.S. Subsidiaries and Foreign Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives to immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 7.04 shall preclude the Company, its U.S. Subsidiaries and its Foreign Subsidiaries or their respective Representatives from contacting any such Person solely for the purpose of complying with the provisions of the last sentence of this Section 7.04(b). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any U.S. Subsidiary or Foreign Subsidiary.

          (c) If, after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any U.S. Subsidiary or Foreign Subsidiary receives a written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of this Section 7.04, and which the Company Board or a special committee thereof (a “Special Committee”) has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Company, its U.S. Subsidiaries and its Foreign Subsidiaries or any of their respective Representatives thereafter may (i) furnish, make available or provide access to non-public information with respect to the Company and the U.S. Subsidiaries and Foreign Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) has previously or concurrently furnished, made available or provided access to such non-public information to Parent and (B) shall furnish, make available or provide access to such non-public information pursuant to a confidentiality agreement with such Person which is at least as favorable to the Company as the Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the Company Shareholders any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation and the Operating Trust Recommendation. From and after the date of this Agreement, in the event the Company or any of its Representatives receives from a Person or group of related Persons (i) an Acquisition Proposal, (ii) any request for information relating to the Company or any U.S. Subsidiaries or Foreign Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than twenty-four hours following) such receipt. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description thereof. The Company shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than twenty-four hours after the occurrence of such developments, discussions or negotiations). Neither the Company nor any U.S. Subsidiary of Foreign Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.
          (d) At any time prior to obtaining the Company Shareholder Approval, upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal, the Company Board or a Special Committee may after consultation with its legal and financial advisors recommend that the Company Shareholders approve such Superior Proposal, which recommendation shall be deemed to be a Change in Recommendation, and may authorize the Company to terminate this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal provided the Company has first complied with Section 9.01(h).
          (e) Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board or a Special Committee from (i) at any time prior to obtaining the Company Shareholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation if the Company Board or a Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company Shareholders under applicable Law or (ii) taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company Shareholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation and the Operating Trust Recommendation; provided, further, that none of the Company, the Company Board or a Special Committee shall be permitted to recommend that the Company Shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation or the Operating Trust Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and in connection therewith, effects a Change in Recommendation.
          (f) The Company shall not take any action to exempt any Person from the restrictions contained in Article II of the Company Articles or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement in accordance with Section 9.01(g).
     Section 7.05 Employee Benefits Matters.
          (a) From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the U.S. Subsidiaries and Foreign Subsidiaries, and Parent shall pay on the Closing Date to any applicable officer or employee of the Company or any U.S. Subsidiary or Foreign Subsidiary any amounts that such officers or employees are entitled to receive on the Closing Date under such agreements. From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and the U.S. Subsidiaries and the Foreign Subsidiaries, including the Company’s Deferred Compensation Plan, in effect immediately prior to the Company Merger Effective Time that are applicable to any current or former employees or directors of the Company or any U.S. Subsidiary or any of their predecessors.
          (b) For a period of not less than twelve (12) months after the Closing Date, with respect to each employee of the Company or any U.S. Subsidiary (other than any such employees who are covered by collective bargaining or similar agreements) who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide the Continuing Employees with (i) (A) base salary in an amount at least equal to the base salary that was provided to such Continuing Employee immediately prior to the Company Merger Effective Time and (B) cash incentive compensation opportunities (excluding any payments related to equity or equity-based awards) in an attainable amount at least equal to the attainable amount such Continuing Employee was eligible to receive immediately prior to the Company Merger Effective Time, and (ii) employee benefits (excluding the cash value of any equity-based award or benefits), that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Company Merger Effective Time; provided, however, that neither Parent nor the Surviving Entity nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to the immediately foregoing sentence; and provided, further, that no plans or arrangements of the Company or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are no less favorable in the aggregate.
          (c) Each Continuing Employee will be credited with his or her years of service with the Company and the U.S. Subsidiaries and Foreign Subsidiaries (and any predecessor entities thereof) before the Closing Date under any new parallel employee benefit plan of Parent or its subsidiaries in which the Continuing Employee become entitled to participate to the same extent as such employee was entitled, before the Closing Date, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to any such health benefit plan in which the Continuing Employee become entitled to participate during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the Surviving Entity.
          (d) Prior to the Company Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options to acquire Company Common Shares pursuant to this Agreement and the Mergers shall be an exempt transaction for purposes of Section 16.
          (e) Prior to the Operating Trust Merger Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s Deferred Compensation Plan and all other share or investment-based non-qualified deferred compensation account-based arrangements (collectively: “Non-Qualified Account Plans”), in a manner that is compliant with Section 409A of the Code. Such action shall be contingent upon, and effective as of, the Company Merger Effective Time. Payment of amounts deferred under the Non-Qualified Account Plans shall be made in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by the Surviving Corporation on the first Business Day following January 1, 2008; provided, however, that payments under the Non-Qualified Account Plans will be made immediately following the Company Merger Effective Time if the parties hereto mutually agree that the making of such payments will not cause participants in the Non-Qualified Account Plans to incur any adverse tax consequences under Section 409A of the Code; provided, further, however, that any payment to any individual who is considered a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) and shall be delayed to the date six months following such participant’s separation from service in the event, and to the extent, prior to the Company Merger Effective Time, the Company Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.
          (f) The Company’s Amended and Restated Equity Plan for Outside Trustees and the Long Term Incentive Plan shall be terminated as of the Company Merger Effective Time and no provision other than the payments set forth in Article III hereof shall be made for the continuation of any awards thereunder following the Company Merger Effective Time.
          (g) This Section 7.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.05, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.05.
          (h) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries; (ii) prevent the amendment or termination of any Plan or interfere with the right or obligation of the Parent or its Affiliates to make such changes as are necessary to conform with applicable Law (including Section 409A of the Code); or (iii) limit the right of the Parent or any of its Affiliates to terminate the employment of any employee at any time.
     Section 7.06 Directors’ and Officers’ Indemnification and Insurance.
          (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under any of the Organizational Documents, Company Articles, the Company Bylaws, the Operating Trust Articles, the Operating Trust Bylaws or this Agreement or, if applicable, similar agreements of any of the U.S. Subsidiaries or the Foreign Subsidiaries, from and after the Company Merger Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Time serving as a trustee, director or officer of the Company or any U.S. Subsidiary or the Foreign Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Indemnifiable Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnifiable Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, including all reasonable attorneys’ fees and expenses, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Indemnifiable Expenses if it is ultimately determined under applicable Laws that such

Indemnified Party is not entitled to be indemnified); provided, however, that neither Parent nor the Surviving Entity shall be liable for any settlement effected without Parent’s or the Surviving Entity’s written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto). All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or the U.S. Subsidiaries or the Foreign Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. For purposes of this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or any of the U.S. Subsidiaries or the Foreign Subsidiaries, at or prior to the Company Merger Effective Time at the request of the Company or any of the U.S. Subsidiaries or the Foreign Subsidiaries; and (y) term “Indemnifiable Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, (ii) such Indemnified Party otherwise consents thereto, or (iii) Parent or the Surviving Entity acknowledges that such Claim is subject to this Section 7.06.
          (b) For a period of six (6) years from the Company Merger Effective Time, the charter and bylaws or other organizational documents of the Surviving Entity and the U.S. Subsidiaries and the Foreign Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Articles, Company Bylaws, Operating Trust Articles, Operating Trust Bylaws or the applicable organizational documents of the Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of the Company or any of its U.S. Subsidiaries or the Foreign Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.
          (c) Parent or the Surviving Entity shall maintain for a period of at least six (6) years, policies of directors’ and officers’ liability insurance and employed lawyer liability insurance with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including in respect of the transactions contemplated by this Agreement. Such policies shall provide for at least $50,000,000 of coverage for directors’ and officers’ liability and $5,000,000 for employed lawyer liability and shall contain other terms and conditions which are, in the aggregate, not less advantageous to the insured persons than the policies maintained by the Company, the Operating Trust, the U.S. Subsidiaries and the Foreign Subsidiaries as of the date hereof. There shall be no gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time; provided, that the aggregate premium payable for such insurance shall not exceed the amount set forth on Schedule 7.06(c) (such amount the “Maximum Premium”). If the Company is unable to obtain the insurance described in the first sentence of this Section 7.06(c) for an amount less than or equal to the Maximum Premium, Parent or the Surviving Company shall obtain as much comparable insurance as possible for an amount equal to the Maximum Premium. Notwithstanding the preceding, Parent and the Surviving Entity may meet their obligations pursuant to this Section 7.06(c) by purchasing a “tail policy” providing coverage in the amounts specified above and on other terms and conditions which are, in the aggregate, not less advantageous to the insured persons than the policies maintained by the Company, the Operating Trust, the U.S. Subsidiaries and the Foreign Subsidiaries as of the date hereof such. If Parent or the Surviving Entity purchase a tail policy pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Entity or its successors or assigns to, maintain such policy in full force and effect, and continue to honor all obligations thereunder.
          (d) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or Surviving Entity, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assumes the obligations set forth in this Section 7.06.
          (e) Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.06.
     Section 7.07 Further Action; Reasonable Efforts.
          (a) Except to the extent otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions, under any applicable antitrust or competition laws, and any other Law with respect to this Agreement and the Mergers, if required, and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities with the Company and the U.S. Subsidiaries and Foreign Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Company Merger and the other transactions contemplated by this Agreement.
          (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.07, including the preparation and making of the filings referred to in this Agreement and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, upon request, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority. None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Company Merger, including by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) Each of the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective commercially reasonable efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in the Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that any Company Party shall fail to obtain any Third Party consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent, neither the Company nor any of the U.S. Subsidiaries or Foreign Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
     Section 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Share Options, Company Restricted Share Units and, all Transfer Taxes.
     Section 7.09 Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement (including the Mergers) shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.
     Section 7.10 Cooperation with Financing.
          (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Buyer Parties in such definitive agreements that are within their control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Mergers on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether the Buyer Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 7.10).
          (b) The Company agrees to provide, and shall cause the U.S. Subsidiaries and the Foreign Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the U.S. Subsidiaries and the Foreign Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the U.S. Subsidiaries and the Foreign Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any Financing to be raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Financing to be raised by Parent to complete the Mergers, (v) forming new direct or indirect subsidiaries and transferring assets thereto prior to or after the Operating Trust Merger Effective Time (any such transfer to be a Requested Transaction and be subject to the terms and conditions of Section 2.06 hereof), (vi) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance, estoppels and certificates from tenants, lenders and ground lessors and other documentation and items relating to the Financing as reasonably requested by Parent, (vii) providing and executing documents as may be reasonably requested by Parent, and (viii) cooperating in connection with the repayment or defeasance of any Indebtedness of the Company or any of the U.S. Subsidiaries or Foreign Subsidiaries, including delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any U.S. Subsidiary or Foreign Subsidiary as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its U.S. Subsidiaries and its Foreign Subsidiaries and their Representatives in connection with such cooperation. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, its U.S. Subsidiaries and its Foreign Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its U.S. Subsidiaries or Foreign Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.10(b), shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s or the U.S. Subsidiaries’ or Foreign Subsidiaries willful and material breach of its obligations under this Section 7.10(b).

          (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.
     Section 7.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those trustees or directors of the Company or any U.S. Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.
     Section 7.12 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors (or managing members or general partners, as applicable) shall (a) take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     Section 7.13 Delisting and Deregistering of Securities. Parent and the Company shall use their commercially reasonable efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.
     Section 7.14 Tax Matters. During the period from the date of this Agreement to the Company Merger Effective Time, the Company and the U.S. Subsidiaries and Foreign Subsidiaries shall:
          (a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;
          (b) prepare and timely file all Tax Returns required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
          (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and
          (d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice.
     Section 7.15 Notices of Certain Events.
          (a) The Company Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the U.S. Subsidiaries or any of the Foreign Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the U.S. Subsidiaries or any of the Foreign Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the U.S. Subsidiaries or Foreign Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 8.02(a) or 8.02(b) not to be satisfied.
          (b) The Buyer Parties shall notify the Company promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Parent or any of its subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 8.03(a) or 8.03(b) not to be satisfied.
          (c) The delivery of any notice pursuant to this Section 7.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
ARTICLE VIII
CONDITIONS TO THE MERGERS
     Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:
          (a) The Company Shareholder Approval shall have been obtained.
          (b) The Operating Trust Unitholder Approval shall have been obtained.
          (c) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness issued by the SEC, and no proceedings seeking such stop order shall have been initiated or, to the knowledge of the Company, threatened by the SEC.
          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act and the German Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

          (e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers illegal or prohibiting consummation of the Mergers
     Section 8.02 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:
          (a) The representations and warranties of the Company Parties contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03 and 4.04 and shall be true and correct in all material respects and the representations and warranties set forth in clause (b) of Section 4.08 shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).
          (b) The Company Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants required to be performed or complied with them under this Agreement on or prior to the Company Merger Effective Time.
          (c) The Company shall have delivered to Parent a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).
          (d) Since the date of this Agreement, there shall not have been an event, occurrence, effect or circumstance that, individually or in the aggregate with all other events, occurrences, effects or circumstances, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.
          (e) Parent and the Company shall have received a tax opinion of Mayer, Brown, Rowe & Maw LLP, or other counsel to the Company satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Company Merger Effective Time, in the form attached hereto as Exhibit G (such opinion shall be based upon customary assumptions and customary representations made by the Company and its U.S. Subsidiaries and Foreign Subsidiaries in the form attached hereto as Exhibit G, and such opinion and representations shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by Mayer, Brown, Rowe & Maw LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that the

Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through and including the taxable year of the Company ending on the Closing Date (determined without taking into account, or giving effect to, the Mergers or any Requested Transactions undertaken pursuant to Section 2.06 of this Agreement and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date).
     Section 8.03 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:
          (a) The representations and warranties of the Buyer Parties in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under this Agreement on or prior to the Company Merger Effective Time.
          (c) The Buyer Parties shall have delivered to the Company a certificate, dated the date of the Company Merger Effective Time, signed by an officer of each of the Buyer Parties and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Operating Trust Merger Effective Time (or, in the case of Section 9.01(g)(i), prior to the Company Shareholders’ Meeting) by action taken or authorized by the board of directors, board of trustees, board of managers or members or similar governing body of the terminating party or parties performing similar functions, notwithstanding any requisite approval of the Mergers by the Company Common Shareholders or the Operating Trust Common Unitholders, and whether before or after either of the Company Shareholder Approval or the Operating Trust Unitholder Approval has been obtained, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Operating Trust Merger Effective Time shall not have occurred on or before December 31, 2007 (the “End Date”); provided,

however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Company Merger Effective Time to occur on or before such date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers (“Governmental Order”); provided, however, that the right to terminate under of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to such Mergers;
          (d) by either the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting upon a vote taken thereon;
          (e) by Parent if each of it and MergerCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company Parties herein are or become untrue or inaccurate such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the End Date, or (ii) there has been a breach on the part of any of the Company Parties of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the End Date;
          (f) by the Company if each of the Company Parties is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, MergerCo or Operating Trust MergerSub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the End Date, or (ii) there has been a breach on the part of Parent, MergerCo or Operating Trust MergerSub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the End Date;
          (g) by Parent:
          (i) prior to the Company Shareholders’ Meeting if there has been a Change in Recommendation;
          (ii) if (A) the Company Board or a Special Committee shall have approved, endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(c)), (C) a tender offer or exchange offer for any Company Common Shares that constitutes an Acquisition Proposal (other than by any of the Buyer Parties or any of their Affiliates) is commenced prior to obtaining the Company Shareholder Approval and the Company Board or a Special Committee fails to recommend against acceptance of such tender offer or exchange offer by the Company Shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement of such tender offer or exchange offer, (D) the Company, the Company Board or a Special Committee publicly announces its intention to do any of the foregoing, or (E) the Company has breached its obligations under Section 7.02 or Section 7.04 in any material respect; or
          (h) by the Company if the Company Board or a Special Committee approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:
          (i) the Company Shareholder Approval has not yet been obtained;
          (ii) the Company is not then and has not been in breach of any of its obligations under Section 7.02 or Section 7.04 in any material respect;
          (iii) the Company Board or a Special Committee has determined in good faith, after consultation with its financial advisor, that such agreement constitutes a Superior Proposal;
          (iv) the Company has notified Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”);
          (v) during the three Business Day period following Parent’s receipt of a Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement, and (B) the Company Board or a Special Committee shall have determined in good faith, after the end of such three Business Day period, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided further that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to this Section 9.01(h) unless the Company has complied with the requirements of this Section 9.01(h) with respect to such new Acquisition Proposal including sending a Superior Proposal Notice with respect to such new Acquisition Proposal and offering to negotiate for three Business Days from such new Superior Proposal Notice; and
          (vi) the Company pays to Parent the Company Termination Fee in accordance with Section 9.04(b)(iv) simultaneously with such termination (any purported termination pursuant to this Section 9.01(h) shall be void and of no force or effect unless the Company shall have made such payment).
     Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the indemnification and reimbursement obligations of the Buyer Parties contained in Sections 2.06, and 7.10(b), the Guarantees referred to in Section 5.07(c) and the provisions of Section 7.03(b), Section 7.10(c), this Section 9.02, Section 9.04 and Article X shall survive any such termination; provided, however, that, subject to Sections 9.04(g), 10.06 and 10.07, nothing herein shall relieve any party hereto from liability for any willful or knowing breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
     Section 9.03 Notice of Termination. A termination party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination. If more than one provision in Section 9.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 9.01 for any such termination.
     Section 9.04 Fees and Expenses.
          (a) Except as otherwise set forth in Sections 2.06, 7.08 and 7.10(b) and this Section 9.04, all expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
          (b) The Company agrees that if this Agreement shall be terminated:
          (i) by Parent or the Company pursuant to Section 9.01(d), Section 9.01(b) or Section 9.01(e) and at any time after the date of this Agreement and prior to the Company Shareholders’ Meeting, (A) an Acquisition Proposal shall have been made to any of the Company Parties or publicly announced prior to such Termination Date or, with respect to termination pursuant to Section 9.01(e), prior to the occurrence of the event or circumstance giving rise to such termination right, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into a definitive agreement relating to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, if and when the consummation of such Acquisition Proposal occurs, as applicable, the Company Termination Fee less any Parent Expenses previously paid pursuant to Section 9.04(b)(ii) in immediately available funds to an account directed by Parent (and for purposes of this Section 9.04(b)(i), “at least 50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

          (ii) by Parent pursuant to Section 9.01(e), then the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent;
          (iii) by Parent pursuant to Section 9.01(g) (but with respect to termination pursuant to Section 9.01(g)(i), only if Parent terminates prior to the Company Shareholders’ Meeting), then the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Company Termination Fee in immediately available funds to an account directed by Parent; or
          (iv) by the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee in immediately available funds to an account directed by Parent before or concurrently with such termination and shall be a condition to the effectiveness of such termination.
          (c) Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 9.01(f), then Parent shall pay to the Company the Company Expenses within three (3) Business Days of the Termination Date in immediately available funds to an account directed by the Company.
          (d) For the purposes of this Agreement:
          (i) “Company Expenses” shall mean all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Company Parties, the U.S. Subsidiaries and the Foreign Subsidiaries (or their Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, lenders or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $10,000,000;
          (ii) “Company Termination Fee” shall mean an amount equal to $235,000,000; and
          (iii) “Parent Expenses” shall mean all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Buyer Parties (or their Affiliates) in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, lenders or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $10,000,000.
          (e) Each of the parties hereto acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or the Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.04. If payable, none of the Company Termination Fee, the Parent Expenses, or the Company Expenses shall be payable more than once pursuant to this Agreement.
          (f) Each of Parent and the Company acknowledges that the agreements set forth in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.04, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 9.04, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
          (g) Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement in connection with which a Company Termination Fee is payable to Parent or, in the case of Section 9.04(b)(ii), the Parent Expenses are payable to Parent, payment of such Company Termination Fee or Parent Expenses, as the case may be, by the Company pursuant to this Section 9.04 shall be the sole and exclusive remedy of Parent and its subsidiaries and Affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 9.04(f)).
     Section 9.05 Escrow of Company Expenses.
          (a) To the extent that the Company Parties recover the Company Expenses pursuant to Section 9.04(c) and/or money damages pursuant to and subject to Section 10.06 and the Guarantees (collectively, the “Damages Amount”), Parent shall instruct the escrow agent to pay to the Operating Trust from the Damages Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damages Amount and (ii) the sum of (A) the maximum amount that can be paid to the Operating Trust without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (B) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.05(b) or (2) an opinion from the Company’s outside counsel as described in Section 9.05(b), an amount equal to the Damages Amount less the amount payable under clause (A) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Damages Amount with an escrow agent selected by Parent and on such terms (subject to Section 9.05(b)) as shall be mutually agreed upon by the

Operating Trust, Parent and the escrow agent. Subject to the terms of Section 10.06 and the Guarantees, the payment or deposit into escrow of the Damages Amount pursuant to this Section 9.05 shall be made at the time Parent is obligated to pay the Operating Trust such amount pursuant to Section 10.06 and the Guarantees by wire transfer or bank check.
          (b) The escrow agreement shall provide that the Damages Amount in escrow or any portion thereof shall not be released to the Operating Trust unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Trust without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Trust of the Damages Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Damages Amount to the Operating Trust. Parent agrees to amend this Section 9.05 at the reasonable request of the Company in order to (x) maximize the portion of the Damages Amount that may be distributed to the Operating Trust hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.05(b), or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.05(b). The escrow agreement shall also provide that any portion of the Damages Amount held in escrow for five years shall be released by the escrow agent to Parent. Any costs and expenses of the escrow agent shall be borne solely by the Company.
     Section 9.06 Waiver. At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company Parties) or Parent (on behalf of the Buyer Parties), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS
     Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Company Merger Effective Time.
     Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to any Buyer Party:
c/o Lehman Brothers Holdings Inc.
8th Floor
399 Park Avenue
New York, New York 10022
Facsimile: 646-758-4341
Attention: Paul Hughson
and
c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Facsimile: 212-895-0353
Attention: Michael Benner
with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: 212-403-2000
Attention: Adam O. Emmerich, Esq.
                    David E. Shapiro, Esq.
and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119
Facsimile: 212-310-8007
Attention: W. Michael Bond, Esq.
                  Raymond O. Gietz, Esq.
if to any Company Party:
Archstone-Smith Trust
9200 East Panorama Circle
Suite 400
Englewood, Colorado 80112
Facsimile: 303-708-5999
Attention: Charles E. Mueller
                  Caroline Brower
with a copy to:
Hogan & Hartson LLP
555 Thirteenth Street NW
Washington, DC 20004-1109
Facsimile: (202) 637-5910
Attention: J. Warren Gorrell, Jr., Esq.
                  Bruce W. Gilchrist, Esq.
                  David P. Slotkin, Esq.
     Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     Section 10.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except any of the Buyer Parties may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.
     Section 10.06 Remedies. Except as otherwise provided in Section 10.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Each of the Company Parties agrees that to the extent it has incurred losses or damages in connection with this Agreement the maximum aggregate liability of the Buyer Parties and the Guarantors, for such losses or damages (including any amounts payable pursuant to Section 9.04) shall be limited to an amount equal to $1,500,000,000, and in no event shall the Company Parties seek to recover any money damages in excess of such amount from the Buyer Parties or the Guarantors. In no event shall the Company Parties seek to recover any damages in connection with, relating to or arising out of this Agreement from any person, including the Buyer Parties or the Guarantors or any former, current or future general or limited partners, employees, stockholders, managers, members, directors, officers, Affiliates, agents or Representatives of the Buyer Parties or the Guarantors, except as specifically provided herein or in the Guarantees.
     Section 10.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Company Party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company Parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that none of the Company Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company Parties’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in the Guarantees, subject to the limitations of Section 10.06; provided, however, the Company Parties shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Sections 7.03(b) and 7.10(c).
     Section 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.06

(which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).
     Section 10.09 Governing Law; Forum. This Agreement, the Mergers and the other transactions contemplated hereby and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Maryland.
          Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Courts of State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail to the address for notice in Section 10.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.
     Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 10.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     Section 10.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the Buyer Parties and Company Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RIVER HOLDING, LP,

By:	Tishman Speyer Real Estate Venture VII, L.L.C., its general partner

By:	Tishman Speyer U.S. Value-Added Associates VII, L.L.C., its general partner

By:	/s/ Michael B. Benner
	Name:	Michael B. Benner
	Title:	Vice President and Secretary

RIVER ACQUISITION (MD), LP

By:	River General Partner, LLC, its general partner

By:	River Holding, LP, its sole member

By:	Tishman Speyer Real Estate Venture VII, L.L.C., its general partner

By:	Tishman Speyer U.S. Value-Added Associates VII, L.L.C., its general partner

By:	/s/ Michael B. Benner
	Name:	Michael B. Benner
	Title:	Vice President and Secretary

RIVER TRUST ACQUISITION (MD), LLC

By:	River Acquisition (MD), LP

By:	River General Partner, LLC, its general partner

By:	River Holding, LP, its sole member

By:	Tishman Speyer Real Estate Venture VII, L.L.C., its general partner

By:	Tishman Speyer U.S. Value-Added Associates VII, L.L.C., its general partner

By:	/s/ Michael B. Benner
	Name:	Michael B. Benner
	Title:	Vice President and Secretary

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER

ARCHSTONE-SMITH TRUST
By	/s/ Charles E. Mueller
	Name:	Charles E. Mueller, Jr.
	Title:	Chief Financial Officer

ARCHSTONE-SMITH OPERATING TRUST
By	/s/ Charles E. Mueller
	Name:	Charles E. Mueller, Jr.
	Title:	Chief Financial Officer

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER